Exhibit T3C

WELLMAN HOLDINGS, INC.
5.00% Convertible Third Lien Subordinated Notes Due 2019

INDENTURE

Dated as of January             , 2009
WILMINGTON TRUST COMPANY,
as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section	Indenture Section
310 (a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.10
(b)	8.10
(c)	N.A.
311 (a)	8.11
(b)	8.11
(c)	N.A.
312 (a)	2.05
(b)	14.03
(c)	14.03
313 (a)	8.06
(b)(1)	11.04
(b)(2)	8.07;11.04
(c)	8.06;14.02
(d)	8.06
314 (a)	5.03;14.02, 14.05
(b)	11.02
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	11.04;11.05;11.06
(e)	14.05
(f)	N.A.
315 (a)	8.01
(b)	8.05;14.02
(c)	8.01
(d)	8.01
(e)	7.11
316 (a) (last sentence)	[2.09]
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
(c)	2.12
317 (a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318 (a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

EXHIBITS
Exhibit A     FORM OF NOTE

v

Exhibit B     FORM OF CERTIFICATE OF TRANSFER
Exhibit C     FORM OF CERTIFICATE OF EXCHANGE
Exhibit D     FORM OF NOTATION OF GUARANTEE
[Exhibit E     FORM OF CONFIDENTIALITY AGREEMENT]

          INDENTURE , dated as of January ___, 2009, among Wellman Holdings, Inc., a Delaware corporation (herein called, the “Company”), the Guarantors (as defined below), Wilmington Trust Company, as collateral agent and Wilmington Trust Company, as trustee (together with its successors and assigns, herein called, the “Trustee”).
          The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 5.00% Convertible Third Lien Subordinated Notes due 2019 (such notes, including the Initial Notes and any Additional Notes (each, as defined below), the “Notes”).
Article 1
Definitions and Incorporation By Reference
     SECTION 1.01. Definitions.
          “Acquired Indebtedness” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or Indebtedness incurred by such specified Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or the acquisition of such assets, as the case may be; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Additional Notes” means 5.00% Convertible Third Lien Subordinated Notes due 2019 of the Company issued under this Indenture in accordance with Sections 2.02, 5.01 and 5.09.
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
          “After-Acquired Property” shall mean all assets and property acquired by the Company or any Guarantor after the date of this Indenture.
          “Agent” means any Registrar, Paying Agent, Conversion Agent or co-registrar.
          “Amended BP Agreement” means that certain Amended and Restated Supply Agreement between the Company and its Subsidiaries and BP Amoco Chemical Company, which shall govern the terms of the commercial relationship regarding the supply of purified terephthalic acid between the Company and its Subsidiaries and BP Amoco Chemical Company as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part.
          “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
          “Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary of the Company or will be merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.
          “Asset Sale” means in a single transaction or a series of related transactions:
     (1) the sale, lease, conveyance, transfer or other disposition of any assets or rights (including by way of a sale and leaseback transaction), other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole; and
     (2) the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries, whether in a single transaction or a series of related transactions.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5 million (subject to CPI Adjustment);
     (2) a transfer of assets between or among the Company and a Guarantor;
     (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Guarantor;
     (4) the sale or lease of products, services or accounts receivable in the ordinary course of business;
     (5) the sale or other disposition of cash or Cash Equivalents; or
     (6) the unwinding of any hedge transaction.
          Notwithstanding anything to the contrary contained above, a Restricted Payment that does not violate the covenant described under Section 5.07 hereof or a Permitted Investment shall not constitute an Asset Sale, except for purposes of determination of the Consolidated Coverage Ratio.
          “Available Cash” means, as of any date of determination, the excess, if any, of (1) the sum of (a) the aggregate amount of cash of the Company and its Restricted Subsidiaries as at such time minus the sum of (x) the aggregate amount of any Indebtedness and other obligations as at such date that is secured by any such cash (other than Indebtedness secured by Permitted Liens described in clauses (1), (2), (3) and (4) of the definition of “Permitted Liens”) and (y) the aggregate amount of cash as at such date that is otherwise set aside by the Company or any Restricted Subsidiary for a specific purpose, including for payment of social security or payroll taxes or other governmental obligations, and (b) the Excess Availability over (2) $25,000,000.
          “Average Life” means, as of any date of determination thereof, with respect to any Indebtedness, the quotient obtained by dividing:
     (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
     (2) the sum of all such payments.
          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute, or if the context so requires, any similar federal or state law for the relief of debtors.

          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.
          “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, if the general partner is a corporation, the board of directors of the general partner of the partnership;, and if the general partner is a limited liability company, the managing member or members or any controlling committee of managing members of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
          “Board Resolution” means, with respect to the Company, a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.
          “Bound Holder” means a Holder that has executed and delivered to the Company a Confidentiality Agreement.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or Wilmington, Delaware or at a place of payment are authorized or required by law, regulation or executive order to remain closed.
          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
          “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in profits, losses or distribution of assets with Capital Stock, until conversion.
“Cash Equivalents” means:
     (1) marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States;

     (2) marketable debt securities, rated Aaa by Moody’s and/or AAA by Standard & Poor’s, issued by U. S. Government-sponsored enterprises, U. S. Federal agencies, U. S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States;
     (3) certificates of deposit, time deposits, and bankers acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody’s and/or Standard & Poor’s, each at least P-1 or A-1;
     (4) commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition is rated by Moody’s and/or Standard & Poor’s, provided each such credit rating is least P-1 and/or A-1;
     (5) money market mutual Funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s and/or AAAm by Standard & Poor’s;
     (6) tax-exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds, and other tax-exempt bonds or notes issued by municipalities in the United States, having a short-term rating of “MIG-1” or “VMIG-1” or a long term rating of “AA” (Moody’s), or a short-term rating of “A-1” or a long term rating of “AA” (S&P);
     (7) repurchase obligations with a term of not more than thirty days, 102 percent collateralized, for underlying securities of the types described in clauses (i) and (ii) above, entered into with any bank or trust company meeting the requirements specified in clause (iii) above; and
     (8) maturities on the above securities shall not exceed 365 days and all rating requirements and/or percentage restrictions are based on the time of purchase.
          “Clearstream” means Clearstream Banking, S.A.
          “Collateral” means all collateral of whatsoever nature purported to be subject to the Lien of the Collateral Agreements.
          “Collateral Agent” means Wilmington Trust Company, in its capacity as Collateral Agent under the Collateral Agreements, together with its successors in such capacity.
          “Collateral Agreements” means, collectively, the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements [insert list of all closing collateral documents] and each other agreement, instrument grant or transfer pursuant to or in connection with which the Company or any Guarantor grants a security interest upon any Collateral in favor of the Collateral Agent for the benefit of the Holders, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.
          “Common Stock” means any capital stock of any class or series of the Company (including on the Original Issue Date, the Common Stock, par value $.001 per share, of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 4.10, shares issuable upon conversion of Notes shall include only shares of the class of capital stock of the Company designated as Common Stock, par value $.001 per share, of the Company on the Original Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
          “Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture and thereafter “Company” shall mean such successor Person.
          “Company Offer” means any tender offer (including any exchange offer) as amended from time to time made by the Company or any of its Subsidiaries for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding shares of Common Stock.
          “Comparable Treasury Issue” means the United States Treasury security of securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and the lowest Reference Treasury Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Confidentiality Agreement” means an agreement substantially in the form of Exhibit E.
          “Consolidated Coverage Ratio” means with respect to any Person as of any date of determination, the ratio of (A) the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which internal or audited financial statements are available to (B) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:
     (1) if such Person or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period through such determination date that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; and
     (2) if since the beginning of such period any Indebtedness of such Person or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period.
          For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in EBITDA, resulting therefrom, including as a result of any Pro Forma Cost Savings) had occurred on the first day of the applicable four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or discontinued any operations, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.
          For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Company. Any Person that is a Restricted Subsidiary on the determination date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period and any Person that is not a Restricted Subsidiary on the determination date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on such date of determination had been the applicable rate for the entire period.
          “Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense and without duplication, (1) amortization of debt discount, (2) capitalized interest, (3) non-cash interest expense, (4) any interest expense actually paid by such Person and its Restricted Subsidiaries on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, (5) the interest portion of any deferred payment obligation, and (6) the product of (x) all cash and Disqualified Stock dividends in respect of all Disqualified Stock of such Person held by Persons other than such Person or a wholly-owned Subsidiary of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such total interest expense, the amortization of capitalized debt issuance costs.
          “Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (1) the net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary was not permitted (without giving effect to any non-permanent waiver), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (2) any gains or losses realized upon the sale or other disposition of any assets of such Person or its consolidated Restricted Subsidiaries not sold or disposed of in the ordinary course of business (including Capital Stock or pursuant to any sale and leaseback transaction), (3) any non-recurring or extraordinary gain or loss (including expenses related to the issuance of the Notes), (4) the net income of any Person accrued prior to the date it became a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or a Restricted Subsidiary of the referent Person, (5) the cumulative effect of a change in accounting principles, (6) subject to clause (7) below, the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except in the case of a gain to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person, and in the case of a loss to that extend funded with cash from the Company or any Restricted Subsidiary, (7) the net income (or loss) of any Unrestricted Subsidiary, whether or not distributed to the specified Person or one of its Restricted Subsidiaries, (8) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Original Issue Date, and (9) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued).
          “Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:
     (1) the consolidated equity of the common stockholders of such Person as of such date; plus

     (2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any such cash received by such Person upon issuance of such preferred stock less (x) all write-ups subsequent to the date of this Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.
          “Conversion Price” means the conversion price per share of Common Stock, initially set at $325.00 subject to adjustment as provided in Section 4.04.
          “Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date hereof is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware.
          “CPI Adjustment” means for any dollar amount, an annual adjustment for inflation (for the avoidance of doubt, not to include downward adjustments for deflation) to be made at the beginning of each calendar year and effective upon publication of the annual rate of the United States Consumer Price Index — All Urban Consumers for the preceding year published by The Bureau of Labor Statistics, which adjustment shall be made by adjusting such dollar amount by the same percent change as the published annual rate.
          “Credit Facility” means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the Senior Credit Facility), commercial paper facilities, indentures or other Indebtedness issuances with or to banks, investment banks, insurance companies, funds or other institutional lenders or institutional investors providing for revolving credit loans, term loans, notes or other securities or instruments, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities or Indebtedness issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time as permitted under the terms of this Indenture and, with respect to the Senior Credit Facility, this Indenture and the Intercreditor Agreement.
          “Current Market Price” means on any date:
     (i) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market in the United States:
     (1) for the purpose of any computation under this Indenture (except under Section 4.04(e) in respect of a Company Offer, under Section 4.04(g) in respect of a Spin-Off Dividend or under Section 4.03), the average of the Quoted Prices for the ten consecutive Trading Days ending on, the Measurement Date; or
     (2) for the purpose of any computation under Section 4.04(e), the average of the Quoted Prices for the ten consecutive Trading Days ending on the date of the Expiration Time (as defined in Section 4.04(e)) of such tender offer; or
     (3) for the purpose of any computation under Section 4.04(g), the average of the Quoted Prices for the 10 Trading Days in the Valuation Period with respect to the “ex” date for the Spin-Off Dividend requiring such computation; or
     (ii) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or

otherwise traded in the over-the-counter market in the United States, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one share of the Common Stock as determined as of such date (x) for the purposes of any computation under this Indenture (except under Section 4.03), by an Independent Financial Expert as set forth in value report thereof using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate or (y) for the purposes of any computation under Section 4.03, by the Treasurer or Chief Financial Officer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of such officer delivered to the Trustee.
Whenever any calculation of Quoted Prices for purposes of clause (i) above spans multiple days, the Company shall make such adjustments to the Quoted Prices as are necessary or appropriate (determined in good faith by a Board Resolution of the Board of Directors) to account for any adjustment to the Conversion Price that becomes effective, or the occurrence of (or of the “ex” date or record date for) any event requiring an adjustment to the Conversion Price, at any time during the period for which such calculation is to be calculated and to avoid unjust or inequitable results.
          “Custodian” means the Trustee, as custodian, with respect to the Notes in global form, or any successor entity thereto.
          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
          “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
          “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under Section 5.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “DTC” means The Depository Trust Company.
          “EBITDA” with respect to any Person for any period means the sum (without duplication) of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
     (1) all income tax expense of such Person and its consolidated Restricted Subsidiaries;
     (2) Consolidated Interest Expense;

     (3) depreciation and amortization expense of such Person and its Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item [(initially included only in current assets)] that was paid in a prior period); and
     (4) all other non-cash charges of such Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provisions for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income for such period and only if a corresponding amount would be permitted at such date of determination to be dividended to the Person in question by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding the Notes and any other debt security that is convertible into, or exchangeable for, Capital Stock).
          “Euroclear” means Euroclear Bank, S.A./N.V.
          “Excess Availability” means, as of any date of determination, the aggregate amount of unused availability as at such date under all existing revolving Credit Facilities constituting senior secured Indebtedness that is permitted under Section 5.09(b)(1).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “‘ex’ date” means:
     (i) when used with respect to any issuance or distribution (including any Spin-Off Dividend), the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Quoted Price was obtained without the right to receive such issuance or distribution;
     (ii) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the time at which such subdivision or combination becomes effective; or
     (iii) when used with respect to any tender offer, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the Expiration Time of such tender offer.
          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture), evidenced by a Board Resolution delivered to the Trustee.
          “Fiscal Quarter” means a fiscal quarter of the Company and its Subsidiaries ending on the 31st day of March, 30th day of June, 30th day of September, or 31st day of December of each year.
          “Foreign Subsidiary” means (i) a Restricted Subsidiary that is incorporated in, or otherwise formed under the laws of, a jurisdiction other than the United States or a State thereof or the District of Columbia, and (ii) any Restricted Subsidiary that has no material assets other than Capital Stock, securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof).

          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP as in effect on the Original Issue Date.
          “Global Note Legend” means the legend set forth in Section 2.06(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.
          “Global Notes” means, the Global Notes issued in accordance with Article 2 hereof substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
          “Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, and the timely payment for which the United States pledges its full faith and credit.
          “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
          “Guarantor” means each Restricted Subsidiary on the date of this Indenture, and each other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
          “Hedging Obligations” means obligations under (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction (other than a spot-rate exchange), including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, and (c) a commodity derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks provided they effectively reduce the risk of fixed price sales contracts.
          “Holder” means a Person in whose name a Note is registered.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any preferred Equity Interests. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
          “Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
          “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
          “Initial Notes” means $60 million aggregate principal amount of Notes issued under this Indenture on the Original Issue Date.
          “Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement, dated as of the Original Issue Date among the Senior Collateral Agent, the Collateral Agent and the Second Lien Collateral Agent, as amended, restated, modified or renewed.
          “Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes and, without duplication, the Maturity.
          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company (“issuer”) such that, after giving effect to any such sale or disposition, such issuer is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition in such issuer in the amount of the Equity Interest then held by such selling Company or Restricted Subsidiary after such sale or disposition. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
          “Mandatory Conversion” means the conversion of all Outstanding Notes pursuant to Section 4.01(f).
          “Mandatory Conversion Date” means the date indicated by the Company in the Mandatory Conversion Notice.

          “Maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
          “Measurement Date” means, (i) in the case of any computation under Section 4.04(d) or 4.04(f), the earlier of (x) the day before the “ex” date for the issuance or distribution requiring such computation and (y) the Record Date for such issuance or distribution; or (ii) in any other case, the date in question.
          “Moody’s” means Moody’s Investors Services, Inc.
          “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility permitted under Section 5.09(b)(1) and under the Second Lien N, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
          “Non-Recourse Indebtedness” means Indebtedness:
     (1) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or to cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
          “Note Documents” means this Indenture, the Notes, the Note Guarantees, the Collateral Agreements and any other agreements governing, securing or relating to any Note Obligations.
          “Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under this Indenture.
          “Note Indebtedness” means Indebtedness under the Notes and the Note Guarantees.
          “Note Lien” means a Lien granted by a Collateral Agreement to the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders (or any other holder, or representative of holders, of Note Obligations), at any time, upon any assets of the Company or any Guarantor to secure Note Obligations.
          “Note Obligations” means Note Indebtedness and all other Obligations in respect thereof.
          “Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.
          “Obligations” means:
     (1) with respect to Note Indebtedness, any principal, premium, if any, accrued and unpaid interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in this Indenture and the Notes, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), including monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or this Indenture;
     (2) with respect to Senior Credit Facility Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Senior Credit Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Senior Credit Facility Indebtedness; and
     (3) with respect to the Second Lien Notes and guarantees delivered in connection therewith, any principal, premium, if any, accrued and unpaid interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Second Lien Indenture and the Second Lien Notes, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), including monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Second Lien Notes or the Second Lien Indenture.
          “Officer” means, with respect to any Person, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
          “Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company, that meets the requirements of Section 14.05 hereof.
          “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof. The counsel may be internal or external counsel to the Company or counsel to the Trustee.
          “Original Issue Date” means January          , 2009.
          “Outstanding”, when used with respect to Notes, means, as of any date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:
     (i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;
     (ii) Notes for whose payment, redemption or repurchase money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Indenture or the Intercreditor Agreement; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;
     (iii) Notes which have been theretofore paid pursuant to Section 2.07 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a protected purchaser (within the meaning of Section 8-405 of the UCC) in whose hands such Notes are valid obligations of the Company; and

     (iv) Notes as to which Legal Defeasance has been theretofore effected pursuant to Section 9.02.
          “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream (and, with respect to DTC, shall include Euroclear and Clearstream).
          “Permitted Business” means the business of the Company and its Restricted Subsidiaries as described in the Plan and any business or activity reasonably related or ancillary thereto or is a reasonable extension thereof.
          “Permitted Investments” means:
     (1) any Investment in the Company or in a wholly-owned Restricted Subsidiary of the Company;
     (2) any investment in Cash Equivalents;
     (3) any Investment by the Company or a wholly-owned Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
     A. such Person becomes a wholly-owned Restricted Subsidiary of the Company; or
     B. such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof;
     (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
     (6) any Investments received in compromise or resolution of litigation, arbitration or other disputes or in settlement of debts or satisfaction of judgment;
     (7) Investments represented by Hedging Obligations entered into in the ordinary course of business;
     (8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company for bona fide business purposes in an aggregate principal amount not to exceed $250,000 (subject to CPI Adjustment) at any one time outstanding;
     (9) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or Restricted Subsidiary deems reasonable);
     (10) Investments in existence on the date of this Indenture;
     (11) to the extent permitted under the Intercreditor Agreement, repurchase, redemption, defeasance or other acquisition or retirement for value of the Notes;
     (12) to the extent permitted under the Intercreditor Agreement, and if applicable Section 3.07(d) of the Second Lien Indenture as in effect in the Original Issue Date, repurchase, redemption, defeasance or other acquisition or retirement for value of the Second Lien Notes; and

     (13) in any fiscal year, any other Investment not otherwise permitted under the immediately preceding clauses (1) to (12) having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Permitted Investments made within such fiscal year of the Company pursuant to this clause (13), minus any actually realized returns on such Investments, not to exceed the sum of $10 million (subject to CPI Adjustment) plus any amount pursuant to this clause (13) from the immediately preceding fiscal year that was not used up to an additional $10 million; provided that in determining whether any amount is available for carryover to the next fiscal year, the amount expended in any fiscal year shall first be deemed to be from any carryover amount from the immediately preceding fiscal year.
          “Permitted Liens” means:
     (1) Liens on assets of the Company or any of the Guarantors securing Indebtedness permitted under Section 5.09(b)(1);
     (2) Liens securing Indebtedness and other Obligations represented by the Notes and under the Note Guarantees;
     (3) Liens securing Indebtedness and other Obligations represented by the Second Lien Notes and under the Guarantees thereto;
     (4) Liens in favor of the Company or any Restricted Subsidiary of the Company;
     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (7) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
     (8) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (9) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;
     (10) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
     (11) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured (including on any escrow account used in connection with pre-funding Permitted Refinancing Indebtedness), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
     (12) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor));
     (13) Liens securing Indebtedness permitted by Section 5.09(b)(8)(ii);
     (14) Liens securing Hedging Obligations;
     (15) Liens existing on the date of the Indenture, if any, provided for pursuant to the Plan;
     (16) to the extent, in each case, not otherwise resulting in an Event of Default, Liens arising by reason of a judgment, decree or court order and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business; and
     (17) to the extent such Indebtedness is subject to payment subordination and lien subordination terms in favor of the Holders and the holders of the Second Lien Notes that are at least as restrictive as the terms of payment subordination and lien subordination between the Holders and the holders of the Second Lien Notes, Liens securing Indebtedness permitted under Section 5.09(a) and 5.09(b)(13).
          “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has an Average Life equal to or greater than the Average Life of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
     (3) if the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
          “Permitted Senior Liens” means, with respect to any item of Collateral, a Lien thereon, senior to the Liens thereon granted or created pursuant to the Collateral Agreements in favor of the Trustee, the Collateral Agent and the Holders permitted to be created or to exist pursuant to (i) clause (5), (6), (7), (8), (12) or (11) (to the extent that the original Lien related to the Lien permitted pursuant to clause (11) of the definition of “Permitted Liens” was permitted pursuant to clause (5), (6), (7), (8), or (12) of the definition of “Permitted Liens”) of the definition of “Permitted Liens” to the extent having priority pursuant to applicable law or (ii) clause (1), (3), (9), (10), (13), (14) or (11) (to the extent that the original Lien related to the Lien permitted pursuant to clause (11) of the definition of “Permitted Liens” was permitted pursuant to clause (1), (3), (9), (10), (13) or (14) of the definition of “Permitted Liens”) of the definition of “Permitted Liens”.
          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
          “Plan” means, the Company’s Third Amended Joint Plan of Reorganization (as modified) Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 13, 2009, as amended, supplemented, or otherwise modified.
          “Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or wrongfully taken Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or wrongfully taken Note.
          “Pro Forma Cost Savings” means with respect to any reference period ended on or before any date of determination (the “Calculation Date”), the pro forma effect of any cost savings that (1) are attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations, (2) either (a) have been calculated on a basis consistent with Article 11 of Regulation S X under the Securities Act as in effect on the Original Issue Date or (b) have begun to be implemented on the Calculation Date or have been identified and approved by the Board of Directors and are reasonably expected to begin to be implemented within six months following the date of such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and (3) are determined based on a supportable, good faith estimate of the chief financial officer of the Company, the Restricted Subsidiary or business, as the case may be, as if all such cost savings had been effected as of the beginning of such reference period, decreased by any incremental expenses (other than capitalized expenses) that are or would be incurred during the reference period in order to achieve such cost savings.
          “Property Dividend” means any payment by the Company to all holders of its Common Stock of any dividend, or any other distribution by the Company to such holders, of any shares of capital stock of the Company, evidences of indebtedness of the Company, cash or other assets (including rights, warrants or other securities (of the Company or any other Person)), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 4.10 applies or (ii) of any Common Stock referred to in Section 4.04(b).
          “Quoted Price” means, on any Trading Day, with respect to any security, the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Company for that purpose.
          “Received Dividend” means any Property Dividend if (but only if):
     (i) prior to the date for determination of holders of shares of Common Stock entitled to receive such distribution the Company has delivered a written notice to the Trustee that the Company intends to treat such distribution as a “Received Dividend” hereunder; and
     (ii) at the same time the Company makes such distribution to holders of Common Stock, the Company distributes, to each Person who was the Holder of a Security that was Outstanding immediately after the close of business on such date for determination (whether or not such Security is Outstanding on the date of such distribution), an amount equal to the amount of securities, cash or other assets that would have been receivable upon such distribution by a holder of the number of shares of Common Stock into which all Securities are convertible if such Securities had been converted in full immediately prior to such date for determination, assuming that the Securities were convertible at the time of such date for determination into the number of shares of Common Stock into which a Security is convertible, as adjusted from the Original Issue Date to such date for determination pursuant to Article Four (other than any adjustment in respect of which the deferral provisions of 4.04(i)(iv) are then applicable).
          “Record Date”, when used with respect to any dividend or distribution, means the date for determination of the holders of Common Stock entitled to receive such dividend or distribution.
          “Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.
          “Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.
          “Reference Treasury Dealer” means four primary United States Government securities dealers selected by the Company.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealers at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.
          “Regular Record Date” for the interest payable on any Interest Payment Date means the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
          “Required Interest” means, at any time of determination, interest due and payable on the applicable Interest Payment Date (other than at Maturity) with respect to the Notes then Outstanding.
          “Responsible Officer”, when used with respect to the Trustee, means any vice president, assistant vice president, assistant treasurer, trust officer or any other officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
          “SEC” means the Securities and Exchange Commission.
          “Second Lien Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Second Lien Indenture or any other representative then most recently designated in accordance with the applicable provisions of the Second Lien Indenture, together with its successors in such capacity.
          “Second Lien Holder” means a Person in whose name a Second Lien Note is registered pursuant to the terms of the Second Lien Indenture.
          “Second Lien Indenture” means that certain Indenture dated as of the Original Issue Date, among the Company, the guarantors named therein and Wilmington Trust Company, as trustee, pursuant to which the

Company has issued the Second Lien Notes, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or otherwise refinanced.
          “Second Lien Indenture Default” means a “Default” or “Event of Default” under the Second Lien Indenture (other than any such “Default” or “Event of Default” under the Second Lien Indenture that is voluntarily triggered by the Company in bad faith to avoid paying the applicable Required Interest in cash); provided that no Second Lien Indenture Default shall exist if there are no Second Lien Notes that are Outstanding (as such term is defined in the Second Lien Indenture as in effect on the Original Issue Date).
          “Second Lien Notes” means the Company’s 10.00% Convertible Second Lien Notes due 2019 issued pursuant to the Second Lien Indenture.
          “Second Lien Trustee” means the “Trustee” under the Second Lien Indenture.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Senior Collateral Agent” means at any time, the Person serving at such time as the “Collateral Agent” under the Senior Credit Facility or any other representative then most recently designated as the “Collateral Agent” in accordance with the applicable provisions of the Senior Credit Facility, together with its successors in such capacity.
          “Senior Credit Facility” means that certain Credit Agreement, dated January ___, 2009 among Wellman, Inc, as administrative borrower, the Company and the other borrowers party thereto, the lenders party thereto, and The CIT Group/Business Credit, Inc., as administrative agent and collateral agent as amended, restated, modified, renewed, refunded, replaced, or refinanced from time to time as permitted under this Indenture and the Intercreditor Agreement.
          “Senior Credit Facility Documents” means the Senior Credit Facility, the Senior Credit Facility Security Documents, and all agreements governing or relating to any Senior Credit Facility Indebtedness.
          “Senior Credit Facility Indebtedness” means:
     (1) Indebtedness of the Company, the Guarantors and the guarantors under the Senior Credit Facility that was permitted to be incurred under this Indenture; and
     (2) Hedging Obligations incurred to hedge or manage interest rate risk with respect to Senior Credit Facility Indebtedness; provided, that:
     A. such Hedging Obligations are secured by a Senior Credit Facility Lien on all of the assets that secure Indebtedness under the Senior Credit Facility; and
     B. such Senior Credit Facility Lien is senior to or on a parity with the Senior Credit Facility Liens securing Indebtedness under the Senior Credit Facility.
          “Senior Credit Facility Lien” means a Lien granted by a Senior Credit Facility Security Document to the Senior Credit Facility Collateral Agent (or any Senior Lender or other representative of the Senior Lenders), at any time, upon any assets of the Company, any Guarantor or any guarantor under the Senior Credit Facility to secure Senior Credit Facility Obligations.
          “Senior Credit Facility Security Documents” means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Senior Credit Facility Lien upon collateral in favor of the Senior Credit Facility Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

          “Senior Lenders” means the Persons holding Senior Credit Facility Indebtedness.
          “Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of the Company on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition; and collectively, “Significant Subsidiaries”.
          “Specified Date” means, with respect to any dividend or distribution, the later of (i) the “ex” date for such dividend or distribution and (ii) the Record Date for such dividend or distribution.
          “Spin-Off Dividend” means a payment by the Company to all holders of its Common Stock of any dividend, or any other distribution by the Company to such holders, of any shares of Capital Stock of any Subsidiary of the Company or other Person (other than the Company) that are listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market in the United States, other than any dividend or distribution (i) upon a merger or consolidation or binding share exchange or disposition to which Section 4.10 applies or (ii) of any Common Stock referred to in Section 4.04(b).
          “Standard & Poor’s” means Standard & Poor’s Corporation.
          “Stated Maturity”, when used with respect to any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.
          “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
          “Supermajority Approved Transaction” means (a) a sale or other disposition of all or a “substantial part” (as defined in the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof) of the assets of the Company or the Company and its Restricted Subsidiaries taken as a whole, (b) a merger or consolidation involving the Company or the Company and its Restricted Subsidiaries, (c) an initial public offering of the Company’s common stock, or (d) any other transaction or transactions accomplishing similar results to any of the transactions described in clause (a), (b) or (c) above, in each case, approved by “Supermajority Approval” (as defined in the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof).
          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Original Issue Date.
          “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (express as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
          “Trustee” has the meaning assigned to it in the preamble to this Indenture.
          “UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
          “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Indebtedness;
     (2) except as permitted by Section 5.11 hereof, is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or any Restricted Subsidiary of the Company;
     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.07 hereof and the Trustee may conclusively rely on such certified copy of the Board Resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (A) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.
          “Valuation Period”, with respect to the “ex” date for any Spin-Off Dividend, means the period of ten consecutive Trading Days commencing on, and including, the “ex” date for such Spin-Off Dividend.
          “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     SECTION 1.02. Other Definitions.

Term	Defined in Section
“Act”	10.07(a)
“Affiliate Transaction”	5.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Constituent Person”	4.10
“Conversion Agent”	2.03
“Covenant Defeasance”	9.03
“Event of Default”	7.01
“Excess Proceeds”	5.10
“Expiration Date”	4.05(a)(vii)
“Expiration Time”	4.04(f)
“incur”	5.09
“Legal Defeasance”	9.02
“Mandatory Conversion Price”	4.01(g)
“Moratorium Notice”	4.01(d)
“Moratorium Period”	4.01(c)
“Non-Electing Share”	4.10
“Non-Surviving Transaction”	4.10
“Offer Amount”	3.09
“Offer Period”	3.09
“Other Property”	4.04(c)
“Paying Agent”	2.03
“Payment Default”	7.01
“PIK Issuance Time”	5.01(b)
“Premises”	5.21
“Purchase Date”	3.09
“Purchased Shares”	4.04(f)
“Registrar”	2.03
“Restricted Payments”	5.07
“Specified Classification”	4.10
“Substituted Property”	4.10
“Surviving Transaction”	4.10
“Transaction”	4.10
“Trigger Event”	4.04(g)
“Valuation Period”	4.04(e)
     SECTION 1.03. Incorporation by Reference of Trust Indenture Act.
          Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
          The following TIA terms used in this Indenture have the following meanings:
          “indenture securities” means the Notes and the Note Guarantees;
          “indenture security Holder” means a Holder of a Note;
          “indenture to be qualified” means this Indenture;
          “indenture trustee” or “institutional trustee” means the Trustee; and
          “obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
          All other terms used in this Indenture that are not defined herein but are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

     SECTION 1.04. Rules of Construction.
          Unless the context otherwise requires:
          (a) a term has the meaning assigned to it;
          (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
          (c) “or” is not exclusive;
          (d) words in the singular include the plural, and in the plural include the singular;
          (e) provisions apply to successive events and transactions;
          (f) references to sections of or rules under the TIA, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and
          (g) “including” means “including, without limitation.”
Article 2
The Notes
     SECTION 2.01. Form and Dating.
          (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.
          The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
          (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note “attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note “attached thereto). Each Global Note will represent such of the Outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
          All Additional Notes issued in respect of a Global Note shall be represented by increases in such Global Note, and all Additional Notes issued in respect of a Definitive Note shall be represented by an additional Definitive Note.
          (c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and

Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream and such other Applicable Procedures published from time to time will be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear and Clearstream.
     SECTION 2.02. Execution and Authentication.
          An Officer shall sign the Notes for the Company by manual or facsimile signature. The Company’s seal may be reproduced on the Notes and may be in facsimile form.
          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
          A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
          The Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”) accompanied by an Officer’s Certificate, (i) on the Original Issue Date, authenticate Initial Notes in an aggregate principal amount of up to $60,000,000 and (ii) after the Original Issue Date, authenticate any Additional Notes as contemplated by Section 5.01(b). The aggregate principal amount of Notes Outstanding at any time may not exceed the amount specified in the preceding sentence except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.06, 2.07, 2.10, 3.06 or 10.05.
          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
     SECTION 2.03. Registrar, Paying Agent, Conversion Agent and Depositary.
          The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”), and an office or agency where the Notes may be surrendered or other documents delivered for exercise of the conversion privilege (or, upon the Mandatory Conversion, to receive the Common Stock receivable upon conversion) (the “Conversion Agent”). The Registrar shall keep a register (the “Register”) of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term” Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent, Conversion Agent or Registrar without notice to the Holders. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
          The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent and to act as the Custodian with respect to the Global Notes and as agent for service of notices and demands. The Company initially appoints DTC to act as Depositary with respect to the Global Notes.
          With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be office of agency where such Global Notes may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

     SECTION 2.04. Paying Agent to Hold Money in Trust.
          The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium and interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
     SECTION 2.05. Holder Lists.
          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA § 312(a).
     SECTION 2.06. Transfer and Exchange.
          (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) DTC (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and the Company fails to appoint a successor Depositary within 90 days after receiving such notice or (B) has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor Depositary within 90 days after becoming aware of such condition; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole but not in part, as provided in Sections 2.07 and 2.09 hereof. Except as otherwise provided in this Section 2.06(a), every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.09 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
          (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
     (i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
     (ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a

Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amounts of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.
If any such transfer is effected at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.
          (c) Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall make available for delivery such Definitive Notes to the Persons in whose names such Notes are so registered.
          (d) Transfer or Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.
          (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof. Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.
          (f) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS

GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
          (g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
          (h) General Provisions Relating to Transfers and Exchanges.
     (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order.
     (ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any registration of transfer, conversion or exchange thereof (other than any such transfer taxes or similar governmental charge payable upon any exchange pursuant to Sections 2.10, 3.06, 3.09, 4.02, 5.10 and 10.05 hereof not involving any transfer).
     (iii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

     (iv) Neither the Company nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
     (v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Notes and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
     (vi) The Trustee shall, upon receipt of an Authentication Order, authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
     (vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
     (viii) Neither the Trustee nor any agent shall have any responsibility for any actions taken or not taken by the Depositary.
     (ix) Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.
          The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants, Indirect Participants, or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     SECTION 2.07. Replacement Notes.
          If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Trustee or the Company may charge for its expenses in replacing a Note.
          Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
     SECTION 2.08. Computation Of Interest.
          Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     SECTION 2.09. Treasury Notes.

          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be considered as though not Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.
     SECTION 2.10. Temporary Notes.
          Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.
          Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.
     SECTION 2.11. Cancellation.
          The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, cancellation or conversion and shall dispose of canceled Notes (subject to the record retention requirement of the Exchange Act) according to its standard procedures. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, or that any Holder has converted pursuant to Article 4 hereof.
     SECTION 2.12. Defaulted Interest.
          If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful and in accordance with the provisions of the Collateral Agreements, if applicable, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest required to be paid on each Note and the date of the payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
     SECTION 2.13. CUSIP Numbers.
          The Company in issuing the Notes may use one or more CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption or purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such numbers; provided, further, that no representation is hereby deemed made by the Trustee as to the correctness or accuracy of the CUSIP numbers printed on the notices or on the Notes. The Company will promptly notify the Trustee of any change in the CUSIP numbers.

Article 3
Redemption and Prepayment
     SECTION 3.01. Notices to Trustee.
          If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least thirty (30) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:
     (1) the clause of this Indenture pursuant to which the redemption shall occur;
     (2) the Redemption Date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the Redemption Price.
     SECTION 3.02. Selection of Notes to Be Redeemed or Purchased.
          If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:
     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or
     (2) if the Notes are not then listed on a national securities exchange, on a pro rata basis or by such method as the Trustee may reasonably determine is fair and appropriate.
          In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than twenty (20) nor more than sixty (60) days prior to the redemption or purchase date by the Trustee from the Outstanding Notes not previously called for redemption or purchase.
          If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed (so far as may be) to be the portion selected for redemption. Notes which have been converted during a selection of Notes to be redeemed shall be treated by the Trustee as Outstanding for the purpose of such selection.
          The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $l,000 or whole multiples of $l,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire Outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
     SECTION 3.03. Notice of Redemption.
          At least twenty (20) days but not more than sixty (60) days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 9 or 13 hereof.

          The notice will identify the Notes to be redeemed and will state:
     (1) the Redemption Date;
     (2) the Redemption Price;
     (3) the Conversion Price;
     (4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made);
     (5) the name and address of the Paying Agent and the Conversion Agent;
     (6) that the right to convert the portion of the Notes to be redeemed will terminate at the close of business on the day preceding the Redemption Date and Holders who wish to convert Notes must comply with the procedures in Article 4 of this Indenture;
     (7) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
     (8) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
     (9) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (10) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
          At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least thirty (30) days (or a shorter period agreed to by the Trustee) prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
     SECTION 3.04. Effect of Notice of Redemption.
          Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price. A notice of redemption may not be conditional.
     SECTION 3.05. Deposit of Redemption or Purchase Price.
          One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
          If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.
     SECTION 3.06. Notes Redeemed or Repurchased in Part.
          Upon surrender of a Note that is redeemed or repurchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unrepurchased portion of the Note surrendered (or appropriate adjustment to the amount and beneficial interest in the Global Note will be made).
     SECTION 3.07. Optional Redemption.
          (a) The Company may redeem the Notes, at its option, in whole or in part at any time upon not less than twenty (20) nor more than sixty (60) days’ notice, at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest to the date of redemption.
          (b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
          (c) No redemption shall be made pursuant to this Section 3.07 unless the Company shall also redeem the same percentage of the outstanding principal under the Second Lien Notes pursuant to Section 3.07 of the Second Lien Indenture as the percentage of outstanding principal redeemed under the Notes pursuant to this Section 3.07.
          (d) Nothing herein shall restrict the right of the Company to purchase or make offers to purchase any Notes in the open market, in private transactions or otherwise upon the same or other terms; provided that the Company shall not be permitted to purchase any Notes in the open market or in private transactions unless:
     (i) such Notes are purchased through a customary open market auction process, which process must be accessible to all Holders;
     (ii) the Company provides notice to the Trustee of such contemplated purchase at least 10 days prior to the date of such purchase;
     (iii) the Company provides an Officers’ Certificate stating that the Officer signatory thereto has a good faith and reasonable belief that such purchase will not impair the Company’s ability to pay its next interest payment on the Notes in cash;
     (iv) immediately before and immediately after giving effect to such purchase, there are no outstanding amounts under any revolving Credit Facility constituting senior secured Indebtedness that is permitted under Section 5.09(b)(1) (excluding any outstanding letters of credit issued thereunder); and
     (v) on the two Interest Payment Dates immediately preceding the date of such purchase, the Company paid all Required Interest in cash.
     SECTION 3.08. [Reserved]
     SECTION 3.09. Offer to Purchase by Application of Excess Proceeds.

          Subject to the Intercreditor Agreement, in the event that, pursuant to Section 5.10 hereof, the Company shall be required to commence an offer to all Holders and to all holders of other senior secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes with respect to the assets that are the subject of such Asset Sale containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”), it shall follow the procedures specified below.
          The Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). As promptly as practicable and no later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
          If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
          Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 hereof and the length of time the Asset Sale Offer shall remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;
     (6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice no later than the expiration of the Offer Period prior to the Purchase Date;
     (7) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

     (9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
          On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. If the aggregate amount of principal and interest on the Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis and in accordance with the terms of the Intercreditor Agreement. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail or deliver such new Note to such Holder, at the expense of the Company, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.
          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of this Indenture by virtue of such compliance.
Article 4
Conversion
     SECTION 4.01. Conversion Privilege; Mandatory Conversion.
          (a) Subject to and upon compliance with the provisions of this Article, at the option of the Holder thereof at any time up to the close of business on the Business Day next preceding the Stated Maturity, any Note or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted at the principal amount thereof, or of such portion thereof, into that number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock, equal to such principal amount, or such portion thereof, divided by the Conversion Price in effect at the time of conversion. In case any Note or portion thereof is called for redemption or repurchased pursuant to Section 3.07 or Section 3.09, such conversion right in respect of the Note or portion so redeemed or repurchased shall expire at the close of business on the Business Day next preceding the Redemption Date or the Purchase Date, as applicable, unless the Company defaults in making payment due upon redemption or repurchase.
          (b) The Conversion Price at which shares of Common Stock shall be delivered upon conversion pursuant to Section 4.01(a) or 4.01(f) shall be initially $325.00 per share of Common Stock. The Conversion Price shall be adjusted in certain instances as provided in Section 4.04.
          (c) The Company, through a Moratorium Notice pursuant to Section 4.01(d), may institute a moratorium on the ability of each Holder to convert its Notes into Common Stock for a period of up to 60 days (“Moratorium Period”); provided that:
     (i) (x) the Company must have received a proposal for a sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries, or a merger or similar transaction involving the Company or all of the Guarantors, or (y) the Board of Directors of the Company must have a good-faith belief that an initial public offering of the Company will be made, or that a sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries, or a merger or similar transaction involving the Company or all the Guarantors will be consummated; and
     (ii) such initial Moratorium Period may be extended by the Company through delivery of another Moratorium Notice by one additional Moratorium Period of up to 60 days (for a total maximum of 120 days), after which the right to convert must be honored for at least 30 days before the Company may effect any new Moratorium Period.
          (d) To affect a Moratorium Period, the Company must mail, or cause to be mailed, by first class mail, a notice of moratorium as described below (a “Moratorium Notice”) to each Holder and the Trustee at its registered address.
          The notice will state:
     (1) the beginning date and ending date of the Moratorium Period, which may begin no sooner than the date such notice is mailed; and
     (2) the reason for such moratorium in compliance with Section 4.01(c)(i).
          (e) Subject to Section 4.01(c), once a Moratorium Notice is mailed in accordance with Section 4.01(d) hereof, the right of each Holder to convert its Notes shall be suspended for the entire Moratorium Period, and shall be reinstated upon the conclusion of the Moratorium Period.
          (f) Subject to and upon compliance with the provisions of this Article, on the Mandatory Conversion Date (which shall be determined by the Board of Directors of the Company at its discretion following the approval of a Supermajority Approved Transaction), all Outstanding Notes shall be converted automatically (except as set forth in Section 4.01(h)), without any notice to or by the Company (except as set forth in Section 4.01(g)) or the Holder thereof, at the principal amount thereof into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock, at the Conversion Price.
          (g) No later than the date 10 Business Days prior to the Mandatory Conversion Date, the Company will mail or cause to be mailed, by first class mail, a notice of the Mandatory Conversion to each Holder, the Trustee and each Conversion Agent at its registered address. Such notice (the “Mandatory Conversion Notice”) will state:
          (1) the Mandatory Conversion Date;
          (2) the Conversion Price;
          (3) the name and address of each Conversion Agent maintained for the purpose of conversions pursuant to Sections 2.03 and 5.02;
          (4) that Holders of Definitive Notes or holders of beneficial interests in Global Notes who wish to receive shares of the Common Stock issued upon conversion of Notes must surrender such Notes to a Conversion Agent (if such Notes are Definitive Notes) or comply with the Applicable Procedures (if such Notes are Global Notes) and otherwise comply with the provisions of Article 4 of this Indenture;
          (5) no payment or adjustment shall be made upon any conversion on account of any interest accrued on any Note converted pursuant to Mandatory Conversion (except that if the Mandatory Conversion Date occurs during the period from the close of business of any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Company an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes converted);

          (6) the Supermajority Approved Transaction resulting in the Mandatory Conversion;
          (7) that the Holder of any Note or portion thereof that was not voted to approve such Supermajority Approved Transaction shall have the option of having all or any portion (equal to $1,000 or any integral multiple thereof) of the portion of such Note that was not voted to approve such Supermajority Approved Transaction redeemed in accordance with Section 4.01(h);
          (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes;
          (9) that any Holder electing to have a Note redeemed in lieu of Mandatory Conversion may elect to have Notes redeemed in integral multiples of $1,000 only;
          (10) that any Holder electing to have a Note redeemed in lieu of Mandatory Conversion shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Redemption” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice no later than the date three Business Days prior to the Mandatory Conversion Date;
          (11) that any Holder electing to have a Note so redeemed in lieu of Mandatory Conversion shall not be entitled to withdraw such Holder’s election;
          (12) that as to any Note or portion thereof that was voted to approve the Supermajority Approved Transaction or that was not so voted but as to which the Holder thereof does not duly elect redemption in lieu of Mandatory Conversion, such Note or portion thereof shall automatically be converted pursuant to the Mandatory Conversion on the Mandatory Conversion Date;
          (13) the Redemption Date for the Holders electing to have a Note so redeemed in lieu of Mandatory Conversion;
          (14) the Redemption Price for the Holders electing to have a Note so redeemed in lieu of Mandatory Conversion:
          (15) the name and address of the Paying Agent;
          (16) that the right to convert the portion of any Note so to be redeemed in lieu of Mandatory Conversion will terminate upon delivery of such Holder’s written notice of election to be so redeemed in lieu of Mandatory Conversion in accordance with Section 4.01(h); and
          (17) that, unless the Company defaults in making the redemption payment, interest on Notes as to which redemption has been so elected in lieu of Mandatory Conversion ceases to accrue on and after the Redemption Date.
          At the Company’s request, the Trustee will give the Mandatory Conversion Notice in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least thirty (30) days (or a shorter period agreed to by the Trustee) prior to the Mandatory Conversion Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
          (h) In lieu of having all or any portion (equal to $1,000 or any integral multiple thereof) of any Outstanding Note (or portion thereof) that was not voted to approve any Supermajority Approved Transaction converted on the Mandatory Conversion Date pursuant to Section 4.01(f) due to a Mandatory Conversion, the Holder of such Note (or portion thereof) may elect to have the Company redeem pursuant to this Section 4.01(h) all or any portion (equal to $1,000 or any integral multiple thereof) of such Note (or portion thereof) not so voted, by delivering written notice to the Company, the Trustee and each Conversion Agent at its registered address at least three Business Days prior to the Mandatory Conversion Date stating that such Holder is making such election and the portion of such Note as to which such election is being made. Any Note (or portion thereof) to be redeemed in lieu of Mandatory Conversion pursuant to this Section 4.01(h) shall be redeemed on a date determined by the Board of Directors that is on or within 30 Business Days after the Mandatory Conversion Date at a Redemption Price equal to 100% of the principal amount of such Note (or portion thereof) plus accrued interest to the date of redemption.
          To exercise the redemption privilege pursuant to this Section 4.01(h), the Holder of any Definitive Note or holder of beneficial interests in any Global Note to be redeemed shall no later than the date three Business Days prior to the Mandatory Conversion Date (x) (i) if such Note is a Global Note, comply with the Applicable Procedures to cause the beneficial interests in such portion of such Global Note as is to be redeemed to be transferred by book-entry transfer or (ii) if such Note is a Definitive Note, surrender such Note, duly endorsed or assigned to the Company or in blank, with the form entitled “Option of Holder to Elect Redemption” on the reverse of the Note completed and specifying that the Holder elects to redeem such Note or, if less than the entire principal amount thereof is to be redeemed, the portion thereof to be redeemed, in either case, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the Mandatory Conversion Notice.
          One Business Day prior to a redemption pursuant to this Section 4.01(h), the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price of, and accrued interest on, any Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued interest on, such Notes to be redeemed.
          If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest will cease to accrue on such Notes. If a Note is redeemed pursuant to this Section 4.01(h) on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note to be redeemed pursuant to this Section 4.01(h) is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.
     SECTION 4.02. Exercise of Conversion Privilege; Conversion Procedures.
          (a) To exercise the conversion privilege pursuant to Section 4.01(a), the Holder of any Definitive Note or holder of beneficial interests in any Global Note to be converted shall (i) if such Note is a Global Note, comply with the Applicable Procedures to cause the beneficial interests in such portion of such Global Note as is to be converted to be delivered to any Conversion Agent or (ii) if such Note is a Definitive Note, surrender such Note, duly endorsed or assigned to the Company or in blank, at any Conversion Agent, accompanied by written notice to the Company at such office or agency that the Holder elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted substantially in the form set forth on the reverse of the Note. To receive the Common Stock receivable upon the Mandatory Conversion, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted shall (i) if such Note is a Global Note, to the extent necessary, comply with the Applicable Procedures to cause the beneficial interests in such portion of such Global Note as has been converted to be delivered to any Conversion Agent or (ii) if such Note is a Definitive Note, surrender such Note, duly endorsed or assigned to the Company or in blank, at any Conversion Agent, accompanied by written notice to the Company at such office or agency substantially in the form set forth on the reverse of the Note. In the case of any conversion by exercise of the conversion privilege or pursuant to the Mandatory Conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Company an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes converted. Except as provided in the preceding sentence and subject to Section 5.01(d), no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes converted by exercise of the conversion privilege or converted pursuant to the Mandatory Conversion or on account of any dividends on the Common Stock issued upon conversion.

          (b) Notes converted pursuant to Section 4.01(a) shall be deemed to have been converted immediately prior to the close of business on the day of completion of the requirements for exercise of the conversion privilege pursuant to Section 4.01(a) and Notes converted pursuant to Section 4.01(f) shall be deemed to have been converted immediately prior to the close of business on the Mandatory Conversion Date and, in the case of any such conversion pursuant to Section 4.01(a) or 4.01(f), at such time the rights of the Holders of such Notes as Holders shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date and delivery to the Company of the documents and payment, if any, required pursuant to Section 4.02(a), but in no event later than the third Business Day following the conversion date, the Company shall issue and shall deliver to such Person or Persons at such office or agency a certificate or certificates for (or effect book entry transfer in accordance with the Applicable Procedures of) the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 4.03; provided that shares of Common Stock will be deliverable in certificated form upon conversion of Global Notes only if (1) the holder of beneficial interests therein has specifically requested in writing that delivery be in certificates or (2) the Company reasonably determines that delivery is required in certificated form either because (A) delivery to such Person or Persons is not practicable in accordance with the Applicable Procedures or (B) in the opinion of legal counsel, delivery is required in certificated form in order to comply with the requirements of applicable securities laws.
          (c) In the case of any Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver to the Holder thereof no later than the third Business Day following the conversion date, at the expense of the Company, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Note.
     SECTION 4.03. Fractional Shares.
          The Company shall not be required upon the conversion of any Note (or specified portion thereof) to issue any fractional shares, but shall, in lieu of issuing any fractional share of Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Quoted Price per share on the date of conversion or, if such date is not a Trading Day, for the next preceding Trading Day. If more than one Note shall be converted by exercise of the conversion privilege or converted pursuant to the Mandatory Conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so to be converted. The Holders, by their acceptance of the Notes, expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.
     SECTION 4.04. Adjustment of Conversion Price.
          In order to prevent dilution of the rights granted under the Notes and to grant the Holders certain additional rights, the Conversion Price shall be subject to adjustment from time to time as provided in this Section.
          (a) Subdivisions and Combinations. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, effect a subdivision (by any stock split or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock (other than (x) a subdivision upon a merger or consolidation or binding share exchange or disposition to which Section 4.10 applies or (y) a stock split effected by means of a stock dividend or distribution to which Section 4.04(b) applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a combination upon a merger or consolidation or binding share exchange or disposition to which Section 4.10 applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 4.04(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.
          (b) Common Stock Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, make or issue to the holders of its Common Stock a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its capital stock payable in, shares of Common Stock (other than a dividend or distribution upon a merger or consolidation or binding share exchange or disposition to which Section 4.10 applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the Specified Date with respect to such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on the Record Date with respect to such dividend or distribution; and
     (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such Record Date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Any adjustment under this Section 4.04(b) shall, subject to Section 4.04(i)(iv), become effective immediately after the opening of business on the day after the Specified Date with respect to such dividend or distribution.
          (c) Reclassifications. A reclassification of the Common Stock (other than any such reclassification in connection with a merger or consolidation or binding share exchange or disposition to which Section 4.10 applies or a Specified Reclassification) into shares of Common Stock and shares of any other class of stock or evidences of indebtedness of the Company, cash or other assets (including rights, warrants or other securities (of the Company or any other Person)) (“Other Property”) shall be deemed:
     (i) a distribution by the Company to the holders of its Common Stock of such shares of such Other Property for the purposes and within the meaning of Section 4.04(d) (and the effective date of such reclassification shall be deemed to be “the Measurement Date with respect to such dividend or distribution” for the purposes and within the meaning of Section 4.04(d); and
     (ii) if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock for the purposes and within the meaning of Section 4.04(a) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective”, as applicable, for the purposes and within the meaning of Section 4.04(a)).
          (d) Property Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, make or issue a dividend or distribution to holders of Common Stock a Property Dividend (other than (x) a Received Dividend or (y) any dividend or distribution of any rights or warrants referred to in Section 4.04(f)), then and in each such event the Conversion Price in effect immediately prior to the close of business on the Specified Date with respect to such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the Current Market Price per share of Common Stock on the Measurement Date with respect to such dividend or distribution minus the portion applicable to one share of Common Stock of the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee) of such Property Dividend so distributed; and

     (ii) the denominator of which shall be such Current Market Price per share of Common Stock.
Any adjustment under this Section 4.04(d) shall, subject to Section 4.04(i)(iv), become effective immediately prior to the opening of business on the day after the Specified Date with respect to such dividend or distribution. If the Board of Directors determines the fair market value of any Property Dividend for purposes of this Section 4.04(d) by reference to the actual or when issued trading market for any securities comprising such Property Dividend, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of Common Stock.
          (e) Self-Tender Offers. In the event, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, a Company Offer shall expire, then and in each such event the Conversion Price in effect immediately prior to the close of business on the date of the last time (the “Expiration Time”) tenders could have been made pursuant to such Company Offer shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be equal to (A) the product of (1) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (B) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Company Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum amount provided for in connection with such Company Offer, being referred to as the “Purchased Shares”); and
     (ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (B) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less the number of Purchased Shares.
Any adjustment under this Section 4.04(e) shall become effective immediately prior to the opening of business on the day after the Expiration Time.
          (f) Distributions of Warrants. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, make or issue a dividend or distribution to all holders of its Common Stock of any warrants or other rights to subscribe for or purchase any shares of Common Stock (other than (x) a Received Dividend or (y) a distribution of such warrants or rights upon a merger or consolidation or binding share exchange or disposition to which Section 4.10 applies), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights shall be less than the Current Market Price per share of Common Stock on the Measurement Date with respect to such dividend or distribution, then and in each such event the Conversion Price at the opening of business on the day after the Specified Date with respect to such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the number of shares of Common Stock Outstanding at the close of business on the Record Date with respect to such dividend or distribution plus the number of shares of Common Stock that the minimum consideration received and receivable by the Company for the issuance of such maximum number of shares of Common Stock pursuant to the terms of such warrants or other rights would purchase at such Current Market Price; and
     (ii) the denominator of which shall be the number of shares of Common Stock Outstanding at the close of business on such Record Date plus the maximum number of shares of Common Stock issuable pursuant to all such warrants or other rights.

Any adjustment under this Section 4.04(f) shall, subject to Section 4.04(i)(iv), become effectively immediately after the opening of business on the day after the Specified Date with respect to such dividend or distribution.
          Rights or warrants issued by the Company to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock, which rights or warrants (A) are deemed to be transferred with such shares of Common Stock, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (“Trigger Event”), shall for purposes of this Section 4.04(f) and Section 4.04(d) not be deemed distributed (and no adjustment to the Conversion Price under this Section 4.04 shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 4.04(d) or Section 4.04(f).
          (g) Spin-Off Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, make or issue a dividend or distribution to holders of Common Stock a Spin-Off Dividend (other than a Received Dividend), then and in each such event the Conversion Price in effect immediately prior to the close of business on the Specified Date for such Spin-Off Dividend shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the Current Market Price per share of Common Stock on the “ex” date of such Spin-Off Dividend; and
     (ii) the denominator of which shall be the Current Market Price per share of Common Stock on the “ex” date of such Spin-Off Dividend plus the product of (x) the average of the Quoted Prices per share of such Capital Stock so distributed to holders of the Common Stock during the Valuation Period with respect to the “ex” date for such Spin-Off Dividend times (y) the number of shares of such Capital Stock so distributed applicable to one share of the Common Stock.
Any adjustment under this Section 4.04(g) shall, subject to Section 4.04(i)(iv), become effective immediately prior to the opening of business on the day after the Specified Date with respect to such Spin-Off Dividend.
          (h) Superseding Adjustment. In the event at any time after any adjustment of the number of shares of Common Stock into which each Note is convertible shall have been made pursuant to Section 4.04(e) on the basis of Purchased Shares accepted for purchase pursuant to a Company Offer, such Company Offer shall terminate without possibility of any future purchases pursuant thereto, and all or a portion of such Purchased Shares shall not have been purchased, then, and in each such case, such previous adjustment in respect of and solely to the extent of such Purchased Shares which have not been purchased and as to which no possibility of any future purchases pursuant to such Company Offer exists shall be rescinded and annulled as to any then Outstanding Notes, and the shares of Common Stock that were deemed for purposes of the computations set forth in Section 4.04(e) to have been purchased in respect of such Company Offer shall no longer be deemed to have been purchased. In the event at any time after any adjustment of the number of shares of Common Stock into which each Note is convertible shall have been made pursuant to Section 4.04(f) or Section 4.04(d) on the basis of the distribution (or deemed distribution upon a Trigger Event pursuant to the last paragraph of Section 4.04(f)) of warrants or other rights to acquire Common Stock or after any new adjustment of the number of shares of Common Stock into which each Note is convertible shall have been made pursuant to this Section 4.04(h), (i) such warrants or rights shall be redeemed or repurchased, and all or a portion of such warrants or rights shall not have been exercised, then, and in each such case, upon the election of the Company by written notice to the Trustee, (x) such previous adjustment in respect of such warrants or rights which have been redeemed or repurchased without exercise shall be rescinded and annulled as to any then Outstanding Notes, and (y) the Conversion Price shall be readjusted as to any then Outstanding Notes upon such final redemption or repurchase to give effect to such distribution (or deemed distribution), as though it were a cash distribution made to all holders of Common Stock as of the date of such redemption or repurchase equal for each share of then outstanding Common Stock to a pro rata share of the aggregate redemption or repurchase price received by holders of Common Stock with respect to such rights or warrants which have been redeemed or repurchased without exercise; and (ii) such warrants or rights shall expire, and all or a portion of such warrants or rights shall not have been exercised, then, and in each such case, upon the election of the Company by written notice to the Trustee, such previous adjustment in respect of such warrants or rights which have expired without exercise shall be rescinded and annulled as to any then Outstanding Notes.
          (i) Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Conversion Price under this Section 4.04:
     (i) Treasury Stock. The dividend or distribution of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed a dividend or distribution of shares of Common Stock for purposes of this Section 4.04. The Company shall not make or issue any dividend or distribution on shares of Common Stock held in the treasury of the Company. For the purposes of this Section 4.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
     (ii) When Adjustments Are to be Made. The adjustments required by Sections 4.04(a), 4.04(b), 4.04(c), 4.04(d), 4.04(e), 4.04(f) and 4.04(g) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Conversion Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Conversion Price immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 4.04(a), 4.04(b), 4.04(c), 4.04(d), 4.04(e), 4.04(f) and 4.04(g) and not previously made, would result in such minimum adjustment; provided, however, that at the close of business on the last day of each fiscal year of the Company any adjustments to the Conversion Price that have been, and at such time remain, deferred pursuant to this Section 4.04(i)(ii) shall be given effect, and such adjustments, if any, shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Price. The adjustment required by Section 4.04(n) shall be made whenever and as often as any Additional Notes are issued.
     (iii) Fractional Interests. In computing adjustments under this Article, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth of a share.
     (iv) Deferral Of Issuance Upon Conversion. In any case in which Sections 4.04(b), 4.04(d), 4.04(f) or 4.04(g) shall require that a decrease in the Conversion Price be made effective prior to the occurrence of a specified event (or, in the case of Section 4.04(g), prior to the end of the related Valuation Period) and any Note is converted after the time at which the adjustment became effective but prior to the occurrence of such specified event (or, in the case of Section 4.04(g), the end of such Valuation Period) and, in connection therewith, Section 4.1 shall as a result of such reduction in the Conversion Price require a corresponding increase in the number of shares of Common Stock into which such Note is convertible, the Company may elect to (or, in the case of Section 4.04(g), shall) defer until the occurrence of such specified event (or, in the case of Section 4.04(g), the end of such Valuation Period) (A) the issuance to the Holder of such Note (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Common Stock over and above the Common Stock issuable upon such conversion on the basis of the number of shares of Common Stock obtainable upon conversion of such Note immediately prior to such adjustment and (B) the corresponding reduction in the Conversion Price; provided, however, that the Company shall deliver to such Holder or other person a due bill or other appropriate instrument that meet any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional shares of Common Stock, upon the occurrence of such specified event (or, in the case of Section 4.04(g), the end of such Valuation Period) requiring such adjustment (without payment of any amount in respect of such additional shares).
     (v) Notwithstanding anything to the contrary in this Section 4.04, the Company may make such changes to any adjustment to the Conversion Price (including changes to the amount or timing of any such adjustment) otherwise required by Section 4.04(a), (b), (d), (e), (f) or (g), as are necessary or appropriate (determined in good faith by a Board Resolution of the Board of Directors) to effect the purposes and intents of this Section 4.04 and of this Indenture and to avoid unjust or inequitable results.
          (j) Compliance with Governmental Requirements. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of any of the shares of Common Stock into which the Notes are convertible, the Company will take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.
          (k) Optional Tax Adjustment. The Company may at its option, at any time while the Notes remain Outstanding, increase the number of shares of Common Stock into which each Note is convertible, or decrease the Conversion Price, in addition to those changes required by Sections 4.04(a), 4.04(b), 4.04(c), 4.04(d), 4.04(e), 4.04(f), 4.04(g) or 4.04(n), as deemed advisable by the Board of Directors, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.
          (l) Statement on Notes. Irrespective of any adjustment in the Conversion Price applicable or the amount or kind of shares into which the Notes are convertible, Notes theretofore or thereafter issued may continue to express the same Conversion Price initially applicable or amount or kind of shares initially issuable upon conversion of the Notes pursuant to this Indenture.
          (m) Certain Actions Respecting Received Cash Dividends. If the Company shall have given notice to the Trustee of its intention to treat a distribution as a Received Dividend hereunder, the Company shall not permit the date for the determination of holders of shares of Common Stock entitled to receive any other dividend or distribution referred to in Sections 4.04(a) or 4.04(d) or to receive any rights, options or warrants referred to in Section 4.04(f), the date of any Expiration Time referred to in Section 4.04(e), the effective date of any subdivision or combination referred to in Section 4.04(a) or the date of consummation of any Transaction to be the same date as the date which is, or is the day before, the date for determination of holders of Common Stock entitled to receive such Received Dividend.
          (n) PIK Adjustment. In the event the Company shall, at any time or from time to time issue Additional Notes pursuant to Section 5.01(b), then and in each such event the Conversion Price in effect immediately prior to the PIK Issuance Time shall be increased by multiplying such Conversion Price by a fraction:
     (i) the numerator of which shall be the aggregate principal amount of Notes Outstanding immediately prior to the PIK Issuance Time plus the aggregate principal amount of such Additional Notes issued in such event; and
     (ii) the denominator of which shall be the aggregate principal amount of Notes Outstanding immediately prior to the PIK Issuance Time.
Any adjustment under this Section 4.04(n) shall become effective at the PIK Issuance Time.
    SECTION 4.05. Notice of Adjustments of Conversion Price.
         Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section, the Company at its expense shall promptly:
     (i) compute such adjustment in accordance with the terms hereof;
     (ii) after such adjustment becomes effective, deliver to all Holders in accordance with Section 14.02, a notice setting forth such adjustment (including the kind and amount of Notes, cash or other property for which the Notes shall be convertible and the Conversion Price) and showing in detail the facts upon which such adjustment is based; and

     (iii) deliver to the Trustee and any Conversion Agent and file at each office or agency maintained for the purpose of conversion of the Notes pursuant to Section 5.02 an Officers’ Certificate of the Treasurer of the Company setting forth the Conversion Price and the number of shares of Common Stock into which each Note is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price or Quoted Price of the Common Stock or the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined). As provided in Section 8.02, the Trustee and any Conversion Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours.
     SECTION 4.06. Notice of Certain Corporate Actions.
         In the event the Company shall propose:
     (i) to make or issue any dividend or other distribution to holders of Common Stock of any stock, other securities, cash, assets or property (including any Spin-Off Dividend) or of any rights to subscribe for or purchase any shares of stock of any class or any other securities, rights or options; or
     (ii) to effect any Transaction; or
     (iii) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
     (iv) to effect any Specified Reclassification or other reclassification of its Common Stock; or
     (v) to commence a Company Offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such Company Offer), then, and in each such case, the Company shall cause to be filed with the Trustee and shall give to each Holder of a Note, in accordance with Section 14.02, a notice of such proposed action. Such notice shall specify (x) the date on which a record is to be taken for the purposes of such dividend or distribution; (y) the date on which such reclassification, Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, Transaction, liquidation, dissolution or winding up; or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any action covered by clause (i) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or, in the case of any action covered by clauses (ii) through (v) above, at least 20 days prior to the applicable effective or expiration date specified above or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act.
          If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 14.02 hereof.
     SECTION 4.07. Reservation and Authorization of Common Stock.
          The Company covenants that, so long as any Notes remain Outstanding, the Company will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the conversion of the Notes and free of preemptive rights, such number of shares of Common Stock and other securities, cash or property as from time to time shall be issuable upon the conversion in full of all Outstanding Notes. The Company further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the conversion in full of all Outstanding Notes. The Company covenants that all shares of Common Stock issuable upon conversion of the Notes will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company covenants that all shares of Common Stock will, at all times that Notes are convertible, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed. The Company covenants that the stock certificates issued to evidence any shares of Common Stock issued upon conversion of Notes will comply with the Delaware General Corporation Law and any other applicable law.
          The Company hereby authorizes and directs its current and future transfer agents for the Common Stock at all times to reserve stock certificates for such number of authorized shares as shall be requisite for such purpose. The Trustee is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor Outstanding Notes upon conversion thereof in accordance with the terms of this Indenture, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Trustee. The Company will supply such transfer agents with duly executed stock certificates for such purposes.
     SECTION 4.08. Taxes on Conversion.
          The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any Person other than the Holder of the Note surrendered upon conversion or the Holder of any Note converted upon the Mandatory Conversion, as applicable, and in case of such transfer or payment, the Trustee and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Trustee or the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.
     SECTION 4.09. Cancellation of Converted Notes.
          All Notes delivered for conversion shall be delivered to the Trustee to be cancelled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.11 hereof. Upon conversion of beneficial interests in any Global Note, the Trustee or the Custodian, at the direction of the Trustee shall reduce the aggregate principal amount of Outstanding Notes represented by such Global Note to reflect the conversion.
     SECTION 4.10. Changes in Common Stock.
          In case at any time or from time to time after the Original Issue Date while the Notes remain Outstanding, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:
     (i) a merger of the Company into, a consolidation or binding share exchange of the Company with, or a sale transfer, lease or other disposition of all or substantially all of the Company’s assets to, any other Person (a “Non-Surviving Transaction”),
     (ii) any reclassification of the Common Stock (other than a change only in par value) (a “Specified Reclassification”), or

     (iii) any merger of another Person into the Company in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”; any Non-Surviving Transaction, Specified Reclassification or Surviving Transaction being herein called a “Transaction”), then, as a condition to the consummation of such Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause such other Person to) execute and deliver to the Trustee a supplemental indenture providing that:
          (x) so long as any Note remains Outstanding, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Indenture, each Note, upon the conversion thereof at any time on or after the consummation of such Transaction, shall be convertible into, in lieu of the Common Stock issuable upon such conversion prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such Transaction, assuming such holder of Common Stock:
     (A) in the case of a Surviving Transaction or Non-Surviving Transaction, is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person; and
     (B) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by (in the case of a Surviving Transaction or Non-Surviving Transaction) other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then, for the purposes of this Section 4.10, the kind and amount of securities, cash and other property receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares); and
          (y) the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other Person) and the Holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock hereunder as set forth in Section 4.01 hereof and elsewhere herein.
          Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section 4.10 shall similarly apply to successive Transactions. From and after the time, if any, at which the Common Stock has been replaced by Substituted Property as a result of any Transaction, references to Common Stock in this Indenture are intended to refer to such Substituted Property.
     SECTION 4.11. Voting Rights; No Dividend Rights.
          (a) So long as any Notes are Outstanding, Holders of Outstanding Notes shall be entitled to vote together with the shares of the Common Stock and not as a separate class on all matters submitted to a vote of the holders of shares of Common Stock, may act by written consent in the same manner as the Common Stock and shall be deemed to be stockholders for purpose of any provision of the General Corporation Law of the State of Delaware which requires the vote of stockholders as a prerequisite to any corporate action, with each Holder of Notes that are then Outstanding entitled to the number of votes as shall be equal to the number of shares of Common Stock into which such Holder’s aggregate principal amount of Outstanding Notes is convertible immediately after the close of business on the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)). Each Holder of an Outstanding Note shall receive notice of, and have the right to attend, meetings or any other proceedings of the holders of Common Stock.
          (b) Subject to the provisions of Sections 4.11(a), 4.04 and 4.06 hereof and except as may be specifically provided for herein, until the conversion of any Note:
     (i) no Holder of a Note shall have the right to receive dividends and other distributions as a holder of Common Stock;
     (ii) except with respect to any Received Dividend, no such Holder, by reason of the ownership or possession of a Note representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the conversion of such Note; and
     (iii) no such Holder shall have any right not expressly conferred hereunder or by applicable law with respect to the Note held by such Holder.
          In the event the Company shall execute a supplemental indenture pursuant to this Section 4.10, the Company shall promptly file with the Trustee and Conversion Agent, which Trustee and Conversion Agent shall be entitled to conclusively rely on, (i) an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture and (ii) an Officer’s Certificate briefly stating (a) the reasons therefore, (b) the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of the Notes upon the conversion of their Notes after any such Transaction, (c) any adjustment to be made with respect thereto and (d) that all conditions precedent have been complied with.
     SECTION 4.12. Disclaimer of the Trustee and the Conversion Agent.
          Neither the Trustee nor any Conversion Agent shall have any duty to determine when an adjustment under this Article 4 should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee and Conversion Agent pursuant to Section 4.05 hereof. Neither the Trustee nor any Conversion Agent makes any representation as to the validity or value of any securities or assets issued upon conversion of Notes, and shall not be responsible for the failure by the Company to comply with any provisions of this Article 4.
          Neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 4.10, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, an Opinion of Counsel and the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee and Conversion Agent pursuant to Section 4.10 hereof.
          Neither the Trustee nor any Conversion Agent has any duty to determine or calculate the Conversion Price, the number of shares of Common Stock or any other computation required under this Article 4, all of which shall be determined by the Company in accordance with the provisions of this Indenture and the Trustee and Conversion Agent shall not be under any responsibility to determine the correctness of any such determinations and calculations and may conclusively rely on the correctness thereof.
Article 5
Covenants

     SECTION 5.01. Payment of Notes.
          (a) The Company shall pay the principal of, premium, if any, and interest on, the Notes in immediately available U.S. funds and on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Indenture or the Intercreditor Agreement. An installment of interest paid by the issuance of Additional Notes in accordance with Section 5.01(b) below shall be considered paid on the due date.
          (b) Notwithstanding Section 5.01(a), if on any Interest Payment Date other than at Maturity (i) a Second Lien Indenture Default has occurred and is then continuing, the Company shall pay the Required Interest by the issuance of Additional Notes (rounded down to the nearest $1,000 and integral multiples thereof) and (ii) subject to clause(b)(i) above, if no Second Lien Indenture Default has occurred and is then continuing but (x) the amount of Available Cash is less than the amount of Required Interest and (y) the chief accounting officer of the Company has a good faith and reasonable belief, based on information available to the chief accounting officer at the time of such determination, that the Company does not have sufficient liquidity to pay all of the Required Interest in cash and prudently operate its business, the Company shall pay the difference between the Required Interest and the Available Cash by the issuance of Additional Notes (rounded down to the nearest $1,000 and integral multiples thereof).
          For any payment of interest by the issuance of Additional Notes, the Company must deliver to the Trustee not less than 10 nor more than 45 days prior to the Record Date for the Interest Payment Date on which Additional Notes will be issued an Officers’ Certificate (i) notifying the Trustee that the Company will pay at least a portion of the Required Interest through the issuance of Additional Notes, (ii) certifying either (x) that a Second Lien Indenture Default has occurred and is continuing, or (y) that no Second Lien Indenture Default has occurred and is then continuing but (1) that the amount of Available Cash on the relevant Interest Payment Date is less than the amount of Required Interest (including all calculations relevant to such determination) and (2) that the chief accounting officer of the Company has a good faith and reasonable belief, based on information available to the chief accounting officer at the time of such determination, that the Company does not have sufficient liquidity to pay all of the Required Interest in cash and prudently operate its business, (iii) certifying the amount of Required Interest due on such Interest Payment Date and the portion of such Required Interest that will be paid through the issuance of Additional Notes, and (iv) notifying the Trustee of the aggregate amount of such Additional Notes to be issued, specifying the amount of Additional Notes to be issued through the issuance of additional Definitive Notes, and the amount to be issued through increases in the Global Note. On or after the date of such Officers’ Certificate but not less than 10 days prior to the relevant Interest Payment Date, the Company shall deliver to the Trustee any additional Definitive Notes to be issued, which additional Definitive Notes shall have been duly executed by the Company in the manner provided in Section 2.02.
          If the Company issues Additional Notes pursuant to this Section 5.01(b), then effective as of the opening of business (the “PIK Issuance Time”) on the relevant Interest Payment Date (i) the Trustee shall record increases in the Global Notes and authenticate and deliver additional Definitive Notes, as appropriate, in the aggregate principal amounts required to pay such interest, and (ii) such Additional Notes shall be deemed Outstanding.
          Each Additional Note is an additional obligation of the Company and the Guarantors and shall be governed by, and entitled to the benefits of, this Indenture, and shall be subject to the terms of this Indenture (including the guarantee provisions) and shall rank pari passu with and be subject to the same terms (including the rate of interest payable thereon) as all other Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount) and shall have the benefit of all Liens securing Notes.
          (c) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful, in each case in immediately available U.S. funds.

          (d) In the case of any Note which is converted after any Regular Record Date and on or prior to the next succeeding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date), interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on such Regular Record Date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any Note which is converted, interest whose Stated Maturity is after the date of conversion of such Note shall not be payable.
     SECTION 5.02. Maintenance of Office or Agency.
          The Company shall maintain in the United States of America, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange, where Notes may be surrendered or other documents delivered for exercise of the conversion privilege (or, upon the Mandatory Conversion, to receive the Common Stock receivable upon conversion) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
          The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.
     SECTION 5.03. Reports.
The Company shall deliver to any Bound Holder and may deliver to any other Holder:
(a) within ninety (90) days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2009), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth (commencing with fiscal year 2010) in each case in comparative form the figures for the previous fiscal year, which in the case of such consolidated financial statements shall be reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and
(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of the fiscal year of the Company and its Subsidiaries other than the first Fiscal Quarter after the Effective Date, and for the trailing four (4) Fiscal Quarters of the Company and its Subsidiaries from and after the first anniversary of the Effective Date, their consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth (commencing with fiscal year 2010) in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Deliveries to each Bound Holder under this Section 5.03 shall be satisfied by delivering the reports required under Section 5.03 to the email address identified for such Bound Holder in the Confidentiality Agreement entered into by such Bound Holder.]
     SECTION 5.04. Compliance Certificate.
          (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within one hundred twenty (120) days after the end of each fiscal year, an Officer’s Certificate, signed by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that in the course of the performance of their duties as such Officers, during the preceding fiscal year, and as to the Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in the Note Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of the Note Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.
          (b) The Company shall, so long as any of the Notes are Outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
     SECTION 5.05. Taxes.
          The Company and the Guarantors shall pay, and shall cause each of their Subsidiaries to pay, prior to delinquency (subject to permitted extensions), all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
     SECTION 5.06. Stay, Extension and Usury Laws.
          The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
     SECTION 5.07. Limitation on Restricted Payments.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends, payments or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Guarantor); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except a payment of interest or principal at the Stated Maturity thereof, or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (i) no Default shall have occurred and be continuing; and
     (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 5.09(a); and
     (iii) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Original Issue Date (excluding Restricted Payments permitted by Section 5.07(b)), is less than the sum (without duplication) (the “Restricted Payments Basket”) of:
     (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus
     (B) 50% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by the Company from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock), in either case after the Original Issue Date; plus
     (C) the amount by which the aggregate principal amount (or accreted value, if less) of Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Original Issue Date of that Indebtedness for Equity Interests (other than Disqualified Stock) of the Company, together with the net cash proceeds received by the Company at the time of such conversion or exchange, if any, less the amount of any cash, or the fair market value of any property (other than such Equity Interests), distributed by the Company upon such conversion or exchange; plus
     (D) 100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary since the Original Issue Date from (i) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary) thereof made by the Company and its Restricted Subsidiaries and (ii) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, in each case to the extent not otherwise included in Consolidated Net Income of the Company for such period; plus
     (E) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary as of the date of such redesignation.
          (b) So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the preceding provisions shall not prohibit (i) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iii) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; (iv) the payment of any dividend (or any similar distribution) by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis and (v) to the extent considered Restricted Payments, payments required to be made by the terms thereof on any phantom stock issued to management as part of an incentive program.
          (c) The amount of all Restricted Payments (other than cash and Cash Equivalents) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any Restricted Payment not in cash or Cash Equivalents shall be determined by the Board of Directors of the Company whose Board Resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $5 million (subject to CPI Adjustment). Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.
     SECTION 5.08. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
          The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (1) any encumbrance or restriction pursuant to the Senior Credit Facility, the Third Lien Notes and other contracts and instruments, in each case that exists on the Original Issue Date;
     (2) Permitted Refinancing Indebtedness or any amendments, modifications, restatements, renewals, increases (including by way of additional Credit Facilities for which Indebtedness is permitted under Section 5.09(b)(1), supplements, refundings, replacements or refinancings, of the contracts, instruments or obligations referred to in clause (1) and clauses (3) through (12) of this Section 5.08, provided that the encumbrances and restrictions, taken as a whole, contained in any such contract, instrument or obligation are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced or such prior contract, instrument or obligation;
     (3) this Indenture, the Collateral Agreements, the Notes and the Note Guarantees;
     (4) applicable law, rule, regulation or order;
     (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
     (6) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
     (7) Liens permitted to be incurred under Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
     (8) provisions in customary form in joint venture agreements and provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, in each case entered into with the approval of the Company’s Board of Directors or senior management, which limitation is applicable only to the assets that are the subject of such agreements;
     (9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (10) provisions existing upon the acquisition of an asset but solely encumbering such asset; and
     (11) customary non-assignment provisions in contracts entered into in the ordinary course of business.
     SECTION 5.09. Limitation on Incurrence of Additional Indebtedness.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries will be entitled to incur Indebtedness (including Acquired Indebtedness) and issue Disqualified Stock if, on the date of such incurrence or issuance, as applicable, and after giving effect thereto on a pro forma basis (including pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0.
          (b) The provisions of Section 5.09(a) will not prohibit the incurrence of any of the following items of Indebtedness:
     (1) the incurrence by the Company and the Guarantors of Indebtedness under Credit Facilities not to exceed at any time an aggregate outstanding principal amount of $50.0 million; provided that such amount shall not be greater than the sum of 85% of the accounts receivable of the Company and its Restricted Subsidiaries plus 75% of the inventory of the Company and its Restricted Subsidiaries, in each case, at the time of incurrence; provided further that all proceeds of Indebtedness permitted under this Section 5.09(b)(1) shall be used for general corporate purposes, including working capital purposes; provided further that all elements of this Section 5.09(b)(1) may be amended or modified (including to add new borrowing base categories, change the percentages applicable to each borrowing base category and increase the permitted aggregate amount of outstanding Indebtedness permitted under this Section 5.09(b)(1) in excess of $50.0 million) with the consent of both (i) Holders of at least 60% of the aggregate outstanding principal amount of the Notes and (ii) holders of at least 60% of the aggregate outstanding principal amount of the Second Lien Notes;
     (2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Second Lien Notes and their respective Guarantees not to exceed at any time an aggregate principal amount for all Second Lien Notes of $40 million;
     (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Note Guarantees;
     (4) the incurrence of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
     (A) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company or and the Note Guarantees in the case of a Guarantor; and

     (B) any (1) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (2) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (4);
     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
     (6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;
     (7) the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or satisfy and discharge the Notes in full in accordance with the provisions of this Indenture;
     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (i) existing at the time such Person becomes a Restricted Subsidiary; provided, however, that such Indebtedness is not incurred or assumed in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (ii) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount under this Section 5.09(b)(8) not to exceed at any time outstanding an amount equal to $5 million (subject to CPI Adjustment) ;
     (9) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations permitted under the Credit Facilities;
     (10) the Guarantee by any of the Guarantors of Indebtedness of the Company or any Guarantor of the Company that was permitted to be incurred by another provision of this Section 5.09;
     (11) to the extent deemed Indebtedness, the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Amended BP Agreement;
     (12) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under Section 5.09(a) or clauses (1), (2), (3), (8), (9), (11) or (12) of Section (b); and
     (13) the incurrence by the Company or any of its Restricted Subsidiaries of any other Indebtedness not otherwise permitted to be incurred under the terms of this Indenture in an aggregate amount at any time outstanding not to exceed $2 million (subject to CPI Adjustment) at any time.
For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (13) of Section 5.09(b) above or entitled to be incurred pursuant to Section 5.09(a), the Company shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify such item into any one or more of the categories of Indebtedness described in this Section 5.09 (provided that at the time of reclassification it meets the criteria in such category or categories). The maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section. For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.
          The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness.
     SECTION 5.10. Limitation on Asset Sales.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
     (2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.
          For purposes of this Section 5.10, each of the following will be deemed to be cash:
     (1) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Subsidiary (other than contingent liabilities and Indebtedness that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to (A) a customary novation agreement that releases the Company or such Subsidiary from further liability or (B) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Subsidiary from and against any loss, liability or cost in respect of such assumed liability;
     (2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and
     (3) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
          Within the lesser of (i) the amount of time permitted under the equivalent provision of a Credit Facility for which Indebtedness is permitted under Section 5.09(b)(1), if any, and (ii) 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

     (1) to repay Hedging Obligations and Indebtedness and other Obligations under a Credit Facility for which Indebtedness is permitted under Section 5.09(b)(1) and, if applicable, to correspondingly reduce commitments with respect thereto;
     (2) subject to the terms of the Intercreditor Agreement, to repay Indebtedness and other obligations under the Second Lien Notes;
     (3) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a wholly-owned Restricted Subsidiary of the Company and a Guarantor;
     (4) to make capital expenditures in a Permitted Business; or
     (5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
Pending the final application of any Net Proceeds, the Company may temporarily reduce borrowings under a Credit Facility for which Indebtedness is permitted under Section 5.09(b)(1) or otherwise invest the Net Proceeds in any manner that is not prohibited by the Intercreditor Agreement or this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5 million (subject to CPI Adjustment), the Company will, to the extent permitted under the Intercreditor Agreement, within five (5) days thereof, make an Asset Sale Offer to all Holders and to all holders of other senior secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes with respect to the assets that are the subject of such Asset Sale containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes that may be purchased out of the Excess Proceeds in accordance with the procedures set forth in Section 3.09 hereof. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal of the Notes, plus accrued and unpaid interest to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     SECTION 5.11. Limitation on Transactions with Affiliates.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary of the Company (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
     (2) the Company delivers to the Trustee:
     A. with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million (subject to CPI Adjustment), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and
     B. with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million (subject to CPI Adjustment), an opinion as to the fairness to the Company or such Restricted Subsidiary of such

Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
     (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
     (2) transactions exclusively between or among the Company and/or the Guarantors;
     (3) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary of the Company, an Equity Interest in, or controls, such Person;
     (4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company or its Restricted Subsidiaries;
     (5) Restricted Payments that do not violate the provisions of this Indenture described under Section 5.07 hereof;
     (6) loans or advances to employees in the ordinary course of business, and in compliance with applicable law, not to exceed $250,000 (subject to CPI Adjustment) in the aggregate at any one time outstanding; and
     (7) any agreement as in effect on the Original Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Holders).
     SECTION 5.12. Limitation on Liens.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
     SECTION 5.13. Conduct of Business.
          The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.
     SECTION 5.14. Designation of Restricted and Unrestricted Subsidiaries.
          The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary so designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary of the Company otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default. The determination of Fair Market Value for the foregoing purposes will be made by the Board of Directors of the Company, whose determination will be conclusive.

          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 5.07 hereof and the Trustee may conclusively rely on such certified copy of the Board Resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company will be in default of Section 5.09 hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company under this Indenture; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default under this Indenture would be in existence following such designation.
     SECTION 5.15. Issuance and Sale of Capital Stock of Restricted Subsidiaries.
          The Company will not sell, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary of the Company except:
     (1) to the Company or a wholly-owned Restricted Subsidiary of the Company;
     (2) if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made in accordance with Section 5.07 hereof if made on the date of such issuance or sale; or
     (3) issuances or sales of common stock of a Restricted Subsidiary of the Company, provided that the Company or such Restricted Subsidiary applies the Net Proceeds, if any, of any such issuance or sale in accordance with Section 5.10 hereof.
     SECTION 5.16. Maintenance of Insurance.
          The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.
          The Company and the Guarantors will maintain adequate insurance policies and will upon written request provide the Collateral Agent with evidence of such insurance coverage for public liability, property damage, product liability and business interruption with respect to their businesses and properties against loss or damage (1) of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and (2) as may be required by the Collateral Agreements. Upon the request of the Collateral Agent, the Company and the Guarantors shall furnish to the Collateral Agent full information as to their property and liability insurance carriers. The Collateral Agent, for the benefit of the Collateral Agent, the Trustee and the Holders, as a class, will be named as an additional insured, with a waiver of subrogation, on all insurance policies of the Company and the Guarantors, and the Collateral Agent will be named as loss payee, with thirty (30) days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.
     SECTION 5.17. Payments for Consent.
          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Note Documents, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     SECTION 5.18. Additional Guarantees.
          If the Company or any of its Restricted Subsidiaries organize, acquire or otherwise create or invest in another Person that is or becomes a Restricted Subsidiary (other than a Foreign Subsidiary or a Receivable Subsidiary), or designate an Unrestricted Subsidiary as a Restricted Subsidiary, or any Subsidiary provides a Guarantee of Indebtedness under any Credit Facility for which Indebtedness is permitted under Section 5.09(b)(1), in each case, that is not a Guarantor, then the Company shall cause such Restricted Subsidiary that is not a Guarantor to:
     (1) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;
     (2) execute and deliver to the Collateral Agent, amendments to the Collateral Agreements and take such other actions as the Collateral Agent deems reasonably necessary in order to grant to the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and the Holders, a perfected Lien in the assets, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Agreements, by law or as may be reasonably requested by the Collateral Agent;
     (3) take such further action and execute and deliver such other documents specified in this Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and
     (4) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and Note Guarantee, and amendments to the Collateral Agreements and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Restricted Subsidiary.
Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.
     SECTION 5.19. Anti-Layering.
          Other than Indebtedness under the Indenture, the Notes, the Second Lien Indenture and the Second Lien Notes, the Company will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms.
     SECTION 5.20. Further Assurances Relating to Collateral.
          The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property included as Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each of its Restricted Subsidiaries to, at their sole cost and expense, execute, acknowledge and deliver all such security documents, certificates, notices and other documents and (subject to the provisions of the Intercreditor Agreement) take such other actions as shall be reasonably required, or as the Collateral Agent or the Trustee shall reasonably request to create, perfect, protect, continue the perfection of, assure or enforce the Note Liens and benefits intended to be conferred, in each case as contemplated by the Note Documents for the benefit of the Trustee, the Collateral Agent and the Holders.

     SECTION 5.21. Real Estate Mortgages and Filings.
          With respect to any fee interest or leasehold interest in any land and the related improvements (including fixtures) thereon (individually and collectively, the “Premises”) (i) owned or leased by the Company or a Restricted Subsidiary of the Company on the Original Issue Date and that has a Fair Market Value on such date of greater than $1.0 million (subject to CPI Adjustment) or (ii) acquired by the Company or a Restricted Subsidiary of the Company after the Original Issue Date for a purchase price of greater than $1.0 million (subject to CPI Adjustment), on or prior to the Original Issue Date in the case of clause (i) above and within ninety (90) days of the acquisition thereof in the case of clause (ii) above:
     (1) the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of mortgages, each dated as of the Original Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien, superior to and prior to the rights of all third Persons other than the holders of Permitted Senior Liens against the properties purported to be covered thereby with such Collateral being subject to no other Liens except Permitted Liens;
     (2) the Company shall deliver to the Collateral Agent, mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related mortgage, insuring that title to such property is marketable and that the interests created by the mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens;
     (3) the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Restricted Subsidiary, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or such Restricted Subsidiary, as applicable, of such Premises for the Company or such Restricted Subsidiary’s business as so conducted, or intended to be conducted, at such Premises at the time of delivery thereof and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and
     (4) the Company shall cause to be delivered to the Collateral Agent, an Opinion of Counsel that such mortgage and any other documents required to be delivered have been duly authorized, executed and delivered by the Company or such Restricted Subsidiary, as applicable, and constitute legal, valid, binding and enforceable obligations of the Company or such Restricted Subsidiary, as applicable, and such other opinions regarding the perfection of such Liens created by such mortgage in such Premises as the Collateral Agent shall reasonably request.
     SECTION 5.22. Corporate Existence.
          Subject to Article 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Company’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Article 6
Successors
     SECTION 6.01. Merger, Consolidation, or Sale of Assets.
          The Company will not, directly or indirectly:
     (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or
     (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
     A. if the Company is a party to such transaction, either (i) the Company is the surviving corporation or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
     B. if the Company is a party to such transaction, the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;
     C. immediately after such transaction, no Default or Event of Default exists; and
     D. the Company or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition is made (if other than the Company), will have immediately after the transaction a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction.
          In addition, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
          Sections 6.01(2)(C) and (D) will not apply to:
     (1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or
     (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or
     (3) any Supermajority Approved Transaction.
     SECTION 6.02. Successor Corporation Substituted.
          Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 6.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company.
     SECTION 6.03. Merger or Consolidation of a Guarantor.
          (a) No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor) unless:
     (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes, this Indenture pursuant to agreements reasonably satisfactory to the Trustee; and
     (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.
          (b) Notwithstanding Section 6.03(a)(ii), any Guarantor may merge with an Affiliate incorporated solely for the purpose of incorporating such Guarantor in another jurisdiction within the United States.
          Upon any consolidation or merger in which a Guarantor is not the continuing corporation in accordance with the foregoing, the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under its Note Guarantee and this Indenture with the same effect as if such surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) had been named as such.
Article 7
Defaults and Remedies
     SECTION 7.01. Events of Default.
          Each of the following is an “Event of Default”:
     (1) default for thirty (30) days in the payment when due of interest on with respect to the Notes;
     (2) default in the payment when due (at maturity or otherwise) of the principal of, or premium, if any, on, the Notes;
     (3) default in the Company’s obligation to deliver shares of Common Stock, cash or other property upon conversion of the Notes as required under this Indenture and such default continues for a period of thirty (30) days;
     (4) failure by the Company or any of its Restricted Subsidiaries to comply (i) with the provisions of Sections 6.01 or 6.03 hereof or (ii) for thirty (30) days with the provisions of Sections 5.07, 5.09 or 5.10 hereof;
     (5) failure by the Company or any of its Restricted Subsidiaries, for thirty (30) days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding voting as a single class, to comply with any other provision of this Indenture or any of the provisions of any other Note Document; provided , however , that with respect to a failure by the

Company to comply with Section 5.03 hereof, such period shall be sixty (60) days, rather than thirty (30) days;
     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
     A. is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     B. results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;
     (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in excess of $5.0 million dollars for a single judgment or aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of thirty (30) days;
     (8) an involuntary case under the Bankruptcy Code shall have been instituted against the Company or any of its Significant Subsidiaries and such involuntary case shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of the Bankruptcy Code:
     A. commences a voluntary case;
     B. consents to the entry of an order for relief against it in an involuntary case;
     C. consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under the Bankruptcy Code of it or for all or substantially all of its property;
     D. makes a general assignment for the benefit of its creditors; or
     E. generally is not paying its debts as they become due;
     (9) the Company or any of its Significant Subsidiaries shall consent to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official, under any federal law (other than the Bankruptcy Code) or any state law, of such Person of it or for all or substantially all of its property, or a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:
     A. is for relief against the Company or any of its Restricted Subsidiaries in an involuntary case;
     B. appoints a custodian, receiver, trustee, assignee, liquidator or similar official, under any Bankruptcy Code, of the Company or any of its Restricted Subsidiaries, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or
     C. orders the liquidation of the Company or any of its Restricted Subsidiaries;

     (10) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or any Collateral Agreement ceases to give the Collateral Agent the Liens (other than Liens securing Collateral, individually or in the aggregate, having a Fair Market Value of less than $500,000), rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Senior Liens with such Collateral being subject to no other Liens except as expressly permitted by any Collateral Agreement or this Indenture;
     (11) the Company or any of its Restricted Subsidiaries contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement;
     (12) the Note Guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture); or
     (13) any representation, warranty, or certification made or deemed made by or on behalf of the Company or any Guarantor or by any officer of the foregoing under or in connection with any Note Document or under or in connection with any report, certificate, or other document delivered to the Trustee any Agent or any Holder pursuant to any Note Document shall have been incorrect in any material respect when made or deemed made.
If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, then if such Initial Default is cured, the Default or Event of Default resulting because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.
     SECTION 7.02. Acceleration.
          In the case of an Event of Default specified in clause (8) or (9) of Section 7.01 hereof, with respect to the Company or any Restricted Subsidiary of the Company, all Outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately. If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be aggregate outstanding principal of all Notes, together with all accrued and unpaid interest and any other amounts due thereon.
          Holders of a majority in aggregate principal amount of the then Outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived. The Trustee may withhold from the Holders of the Notes then Outstanding notice of any continuing Default or Event of Default under this Indenture if it determines that withholding notice is in their interest, except a Default or Event of Default under this Indenture relating to the payment of principal, interest or premium, if any. Subject to the provisions of this Indenture relating to the duties of the Trustee, including Section 8.01 hereof, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.
     SECTION 7.03. Other Remedies.
          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Note Guarantees or this Indenture.

          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
     SECTION 7.04. Waiver of Past Defaults.
          Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then Outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     SECTION 7.05. Control by Majority.
          Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Collateral Agreements that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability or expense, unless the Trustee has received reasonable indemnification therefrom.
     SECTION 7.06. Limitation on Suits.
          Except to enforce the right to receive payment of principal, interest or premium on the Notes, a Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:
     (1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then Outstanding Notes have requested in writing that the Trustee pursue the remedy;
     (3) such Holder or Holders offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
     (4) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of indemnity; and
     (5) during such sixty (60)-day period the Holders of a majority in aggregate principal amount of the then Outstanding Notes do not give the Trustee a direction inconsistent with the request.
     SECTION 7.07. Rights of Holders of Notes to Receive Payment.
          Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on such Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of any Lien securing the obligations under this Indenture upon any property subject to such Lien.
     SECTION 7.08. Collection Suit by Trustee.
          If an Event of Default specified in Section 7.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     SECTION 7.09. Trustee May File Proofs of Claim.
          The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes and the Note Guarantees, including the Guarantors), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     SECTION 7.10. Priorities.
          If the Trustee collects any money pursuant to this Article, it shall, subject to the terms of the Intercreditor Agreement, pay out the money in the following order:
     First: to the Trustee (including any predecessor Trustee), the Collateral Agent, the Paying Agent, the Conversion Agent and the Registrar, their respective agents, professional advisors and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee (including any predecessor Trustee) or the Collateral Agent, the Paying Agent, the Conversion Agent or the Registrar, as the case may be, and the costs and expenses of collection;
     Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

     SECTION 7.11. Undertaking for Costs.
          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then Outstanding Notes.
Article 8
Trustee
     SECTION 8.01. Duties of Trustee.
          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Agreements and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
          (b) Except during the continuance of an Event of Default:
     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Agreements, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Collateral Agreements, and no others, and no implied covenants or obligations shall be read into this Indenture and the Collateral Agreements against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Agreements. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Collateral Agreements.
          (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved by a court of competent jurisdiction in a final non-appealable order or decision that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.
          (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.
          (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or the Collateral Agreements at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
     SECTION 8.02. Rights of Trustee.
          (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact, calculation or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
          (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.
          (e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
          (f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
          (g) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
          (h) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as authorized in any such certificate previously delivered and not suspended.
          (i) The Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 5 hereof.
          (j) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.
     SECTION 8.03. Individual Rights of Trustee.
          The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

     SECTION 8.04. Trustee’s Disclaimer.
          The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Agreements or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, the Collateral Agreements or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
     SECTION 8.05. Notice of Defaults.
          If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within ninety (90) days after it occurs. Except in the case of a Default or Event of Default in payment of principal, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.
     SECTION 8.06. Reports by Trustee to Holders of the Notes.
          Within sixty (60) days after each June 15 beginning with the June 15 following the date of this Indenture, and for so long as Notes remain Outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with the requirements of TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with the duties and provisions of TIA § 313(b)(2). The Trustee shall also transmit by mail all reports required to be so transmitted pursuant to TIA § 313(c).
          A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d) . The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.
     SECTION 8.07. Compensation and Indemnity.
          The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing by the Company and the Trustee, including for any Agent capacity in which it acts. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents, professional advisers and counsel.
          The Company shall indemnify the Trustee and its officers, directors, employees, agents, attorneys-in-fact or Affiliates against any and all losses, liabilities, damages, claims or expenses incurred by it, including in any Agent capacity in which it acts, arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including the reasonable disbursements and expenses of the Trustee’s agents, professional advisers, and counsel) of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction in a final non-appealable order or decision. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

          The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
          To secure the Company’s payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Code.
          To the extent applicable, the Trustee shall comply with the provisions of TIA § 313(b)(2).
     SECTION 8.08. Replacement of Trustee.
          A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment and taking of office as provided in this Section 8.08.
          The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then Outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (1) the Trustee fails to comply with Section 8.10 hereof;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;
     (3) a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.
          If a successor Trustee is appointed and does not take office within thirty (30) days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office. If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then Outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.
          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee. Within one year after the successor Trustee appointed by the Company or a court pursuant to this Section 8.08 takes office, the Holders of a majority in aggregate principal amount of the then Outstanding Notes may appoint a successor Trustee to replace such successor Trustee.
          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as

Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.
     SECTION 8.09. Successor Trustee by Merger, etc.
          If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided , that such successor corporation shall otherwise be eligible and qualified under this Article 8.
     SECTION 8.10. Eligibility; Disqualification.
          There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.
          This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall be subject to the duties and provisions of TIA § 310(b).
     SECTION 8.11. Preferential Collection of Claims Against Company.
          The Trustee shall be subject to the duties and provisions of TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to the duties and provisions of TIA § 311(a) to the extent indicated in TIA § 311(a).
     SECTION 8.12. Trustee as Paying Agent, Conversion Agent, Registrar and Collateral Agent.
          References to the Trustee in Sections 8.01, 8.02, 8.03, 8.04, 8.07, 8.08, 8.09 and 8.11 hereof shall include the Trustee in its role as Paying Agent, as Conversion Agent, as Registrar and as Collateral Agent.
     SECTION 8.13. Intercreditor Agreement.
          Each Holder by its acquisition or acceptance of a Note hereby or of the rights or benefits hereunder duly appoints and constitutes each of the Trustee and the Collateral Agent as agent for and on behalf of such Holder and hereby irrevocably authorizes each of the Trustee and the Collateral Agent to execute and deliver the Intercreditor Agreement for itself and on behalf of such Holder and to perform all of its obligations thereunder, and to take such actions on behalf of such Holder as may be required of it under the terms thereof, without any further consent or approval of any Holder. The Company and each Guarantor agree, and each Holder, whether or not such Holder is a signatory thereto, by accepting or acquiring a Note or the rights or benefits hereunder agrees, to be, and that such Person is, bound by the terms of the Intercreditor Agreement, including the subordination provisions contained therein and authorizes the Trustee and the Collateral Agent to give effect to such terms. Notwithstanding anything herein to the contrary, each Holder and the Trustee acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Collateral Agreements and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement on the one hand and this Indenture and/or the other Collateral Agreements on the other hand, the terms of the Intercreditor Agreement shall prevail.

Article 9
Legal Defeasance and Covenant Defeasance
     SECTION 9.01. Option to Effect Legal Defeasance or Covenant Defeasance.
          The Company may at any time, at the option of its Board of Directors evidenced by a Board Resolution, elect to have either Section 9.02 or 9.03 hereof be applied to all Outstanding Notes and the Note Guarantees upon compliance with the conditions set forth below in this Article 9.
     SECTION 9.02. Legal Defeasance and Discharge.
          Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all Outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes and the Note Guarantees, which Notes and Note Guarantees shall thereafter be deemed to be “Outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Note Guarantees, the Collateral Agreements and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, and premium and interest, if any, on, such Notes when such payments are due from the trust described under Section 9.04(1) hereof; (b) the rights of Holders of Outstanding Notes to convert such Notes as provided by Article 4 hereof; (c) the Company’s and Guarantors’ obligations with respect to such Notes and Note Guarantees under Article 2 and Section 5.02 hereof; (d) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and (e) this Article 9. Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.
     SECTION 9.03. Covenant Defeasance.
          Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their respective obligations under the covenants contained in Sections 5.07 through 5.19 hereof with respect to the Outstanding Notes on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03 hereof, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(4) through 7.01(6) hereof shall not constitute Events of Default.
     SECTION 9.04. Conditions to Legal or Covenant Defeasance.
          The following shall be conditions to the application of either Section 9.02 or 9.03 hereof to the Outstanding Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the Outstanding Notes on the stated date for payment thereof;
     (2) in the case of an election under Section 9.02 hereof, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the Outstanding Notes being defeased will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 9.03 hereof, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Outstanding Notes being defeased will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which is to be applied to such deposit);
     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the Collateral Agreements) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (6) the Company will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes being defeased over the other creditors of the Company and its Subsidiaries or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company and its Subsidiaries or others; and
     (7) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance, as applicable, have been complied with.
SECTION 9.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
          Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the Outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

          The Company and Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.
          Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
          The Collateral will be released from the Lien securing the Notes, as provided under Section 11.04 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described in this Article 9.
     SECTION 9.06. Repayment to Company.
          Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, and interest or premium, if any, on, any Note and remaining unclaimed for two years after such principal and interest or premium, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
     SECTION 9.07. Reinstatement.
          If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
Article 10
Amendment, Supplement and Waiver
     SECTION 10.01. Without Consent of Holders of Notes.
          Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Agreement, the Notes and the Note Guarantees without the consent of any Holder:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of the obligations of the Company or any Guarantor to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets in accordance with the provisions of this Indenture;
     (4) to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of this Indenture governing such release and termination;
     (5) to add any Note Guarantee or to secure the Notes or any Note Guarantee;
     (6) to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees or any Collateral Agreement of any Holder;
     (7) to provide for a successor trustee in accordance with the provisions of this Indenture;
     (8) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture; or
     (10) to make any provision with respect to the conversion rights of Holders pursuant to the requirements of Section 4.10.
          Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
     SECTION 10.02. With Consent of Holders of Notes.
          Except as provided below in this Section 10.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Agreement, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes and Note Guarantees), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or, subject to the rest of this Section, compliance with any provision of this Indenture, any Collateral Agreement or the Notes and Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); provided that (a) any amendment to Section 5.09(b)(1) shall require the consent of the Holders of at least 60% in aggregate principal amount of the Notes then Outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes and Note Guarantees), and (b) any amendment to Section 5.01(b) shall require until the date no Second Lien Note is Outstanding (as defined under the Second Lien Indenture as in effect on the Original Issue Date), in addition to such majority consent from the Holders, the consent of the Second Lien Trustee which for this purpose is a third-party beneficiary for value.
          Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture, the Notes, the Note Guarantees or any Collateral Agreement unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.
          It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
          After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes, Note Guarantees or Collateral Agreement or waiver.
          A change in a defined term used in this Section 10.02 shall be deemed to be a change to this Section 10.02.
          Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then Outstanding voting as a single class may waive compliance by the Company, the Guarantors or the Trustee in a particular instance with any provision of this Indenture, any Collateral Agreement, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest on, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest on, or premium, if any, on, the Notes;
     (7) release any Collateral from the Liens of the pledge and security agreements, except as contemplated by the pledge and security agreements;
     (8) waive a redemption payment or mandatory redemption with respect to any Notes;
     (9) adversely affect the conversion rights of the Holders set forth in Article 4 hereof (except as permitted by Section 10.01(10));
     (10) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

     (11) make any change in Section 7.04, 7.07 or 8.13 hereof or in the preceding provisions relating to amendment, supplement and waiver.
          In addition to any requirements set forth in this Section, so long as the Intercreditor Agreement is in effect, (i) none of Sections 3.07, 4.01, 4.04, 4.11, 5.01(b), 5.07, 5.10, 7.01 and 8.13 and Article 10 may be waived, amended or otherwise modified (including by way of amendment or other modification to the defined terms used therein) except in compliance with Section 5.03(d) of the Intercreditor Agreement, and (ii) none of Sections 4.01(f), 4.01(g), 4.01(h) and 5.09(b)(1) and the last paragraph of Section 6.01 may be waived, amended or otherwise modified (including by way of amendment or other modification to the defined terms used therein) except in compliance with Section 5.03(f) of the Intercreditor Agreement.
     SECTION 10.03. Compliance with Trust Indenture Act.
          Every amendment or supplement to this Indenture, the Notes, the Note Guarantees or the Collateral Agreements shall be set forth in an amended or supplemental Indenture that complies with the provisions of the TIA as then in effect.
     SECTION 10.04. Revocation and Effect of Consents.
          Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
     SECTION 10.05. Notation on or Exchange of Notes.
          The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes (and accompanying Note Guarantees) that reflect the amendment, supplement or waiver.
          Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
     SECTION 10.06. Trustee to Sign Amendments, etc.
          The Trustee or the Collateral Agent, as applicable, shall sign any amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. The Company and Guarantors may not sign an amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees until the Board of Directors of the Company or the Guarantor, as applicable, approves it. In executing any amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees, the Trustee or the Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 8.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees is authorized or permitted by this Indenture.
     SECTION 10.07. Acts of Holders
          (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 8.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.
          Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depositary or its nominee that is a Holder of a Global Notes, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depositary or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depositary holding interests in such Global Note in the records of such Depositary; and (ii) with respect to any Global Note the Depositary for which is DTC, any consent or other action given, made or taken by an “agent member” of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.
          (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
          (c) The ownership of Notes shall be proved by the Register.
          (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of any Note or portion of a Note evidencing the same debt as the debt evidenced by such Note (including the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof) in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon any Note.
          (e) The Company may set any day as a record date for the purpose of determining the Holders of outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes; provided, however, that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving, making or taking of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of outstanding Notes on such record date, and no other Holders, shall be entitled to give, make or take the relevant action, whether or not such Holders remain Holders after such record date; provided, however, that no such action shall be effective hereunder unless given, made or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action given, made or taken by Holders of the requisite principal amount of outstanding Notes on the date such action given, made or is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 14.02.

          The Trustee may set any day as a record date for the purpose of determining the Holders of outstanding Notes entitled to join in the giving, making or taking of (i) any Notice of Default, (ii) any notice of declaration of acceleration referred to in Section 7.02, if an Event of Default has occurred and is continuing and the Trustee shall not have given such notice of declaration of acceleration to the Company, (iii) any request to pursue a remedy referred to in Section 7.06(2) or (iv) any direction referred to in Section 7.05. If any record date is set pursuant to this paragraph, the Holders of outstanding Notes on such record date, and no other Holders, shall be entitled to give, make or take such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided, however, that no such action shall be effective hereunder unless given, made or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action given, made or taken by Holders of the requisite principal amount of outstanding Notes on the date such action is given, made or taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 14.02.
          With respect to any record date set pursuant to this Section, the party hereto which sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided, however, that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 14.02, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto which set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date to an earlier day as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.
          (f) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.
Article 11
Collateral and Security
     SECTION 11.01. Collateral Agreements.
          (a) The due and punctual payment of the principal of and interest, if any, on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on a payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Note Guarantees and the Collateral Agreements, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Agreements. Each Holder, by its acceptance of any Notes, consents and agrees to the terms of the Collateral Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs each of the Collateral Agent and the Trustee, as the case may be, to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company and the Guarantors shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to any Collateral Agreements, and shall do or cause to be done all such acts and things as may be necessary or proper, or that the Collateral Agent from time to time may reasonably request, or as may be required by the provisions of any Collateral Agreement, to assure and confirm to the Trustee and the Collateral Agent that the Collateral Agent holds, for the benefit of itself, the Trustee and the Holders, duly created and perfected Note Liens upon the Collateral (which, for the avoidance of doubt, shall not include assets to the extent a Note Lien is not permitted on such assets by the terms of Indebtedness set forth in Section 5.09(b)(8)); provided that no Lien is granted on any such asset to secure Indebtedness permitted under Section 5.09(b)(1)) and any After-Acquired

Property (except to the extent such Note Lien is not permitted by the terms of Indebtedness with respect to such property set forth in Section 5.09(b)(8); provided that no Lien is granted on any such asset to secure Indebtedness permitted under Section 5.09(b)(1)), in each case, as contemplated hereby, by any Collateral Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed. The Company shall take, or shall cause the Guarantors to take, upon request of the Trustee or the Collateral Agent, any and all actions reasonably required to cause the Collateral Agreements to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder and under the Notes, a valid and enforceable perfected Lien in and on all the Collateral (including After—Acquired Property, except to the extent such Note Lien is not permitted by the terms of Indebtedness with respect to such property set forth in Section 5.09(b)(8); provided that no Lien is granted on any such asset to secure Indebtedness permitted under Section 5.09(b)(1)) in favor of the Collateral Agent and the Trustee, as the case may be, for the benefit of the Collateral Agent, the Trustee and the Holders and other Indebtedness superior to and prior to the rights of all third Persons except holders of Permitted Senior Liens with such Collateral being subject to no other Liens other than Permitted Liens. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of itself, the Trustee and the Holders, in each case pursuant to the terms of the Collateral Agreements.
          (b) The Company and the Guarantors agree to record and file, at its or their own expense, financing statements (and continuation statements when applicable) with respect to the Collateral now existing or hereafter created meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection of, the Note Liens, and deliver a file stamped copy of each such financing statement or other evidence of filing to the Trustee and the Collateral Agent, promptly. Neither the Trustee nor the Collateral Agent shall be under any obligation whatsoever for the filing, form or content of such financing or continuation statements or to make any other filing under the UCC in connection therewith.
          (c) The Company and the Guarantors shall pledge as additional Collateral all After-Acquired Property (except to the extent such Note Lien is not permitted by the terms of Indebtedness with respect to such property set forth in Section 5.09(b)(8); provided that no Lien is granted on any such asset to secure Indebtedness permitted under Section 5.09(b)(1)) pursuant to Collateral Agreements granting perfected Liens on such After-Acquired Property superior to and prior to the rights of all third Persons except holders of Permitted Senior Liens with such After-Acquired Property being subject to no other Liens other than Permitted Liens. The Company and the Guarantors shall also use all commercially reasonable efforts to ensure that any material contract or agreement relating to After-Acquired Property will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or After-Acquired Property being excluded from the Collateral.
          (d) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien granted under Collateral Agreements in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Collateral Agreements and actions that may be taken thereunder.
     SECTION 11.02. Recording and Opinions.
          (a) At the time of execution and delivery of this Indenture, the Company shall furnish or cause to be furnished to the Trustee Opinion(s) of Counsel substantially in the form of Exhibit A.
          (b) Promptly but in no event later than thirty (30) days after the execution and delivery of this Indenture, the Company shall furnish or cause to be furnished to the Trustee the Opinion(s) of Counsel required by TIA Section 314(b)(1) and thereafter the Opinion(s) of Counsel required by TIA Section 314(b)(2).
          (c) The Company shall otherwise comply with the provisions of TIA § 314(b).

     SECTION 11.03. Agreements Requiring Application of Proceeds of Collateral.
          Neither the Company nor any of its Restricted Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any debt of any Person, other than as permitted by the Intercreditor Agreement, this Indenture and the other Note Documents.
     SECTION 11.04. Release of Collateral.
          (a) Subject to subsections (b), (c), (d) and (e) of this Section 11.04 and Section 11.05, Collateral shall automatically be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements or as provided hereby. In addition, upon the request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale (at the sole cost and expense of the Company and without any recourse, representation or warranty), the Trustee or the Collateral Agent, as the case may be, shall release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided , that if such sale, conveyance or disposition constitutes an Asset Sale, the Company shall apply the Net Proceeds in accordance with Section 5.10 hereof. Upon receipt of such Officer’s Certificate and Opinion of Counsel, the Collateral Agent shall, at the sole cost and expense of the Company and without recourse, representation or warranty, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.
          (b) The Note Liens upon the Collateral will no longer secure the Notes or any other Note Obligations, and the right of the Holders to the benefits and proceeds of the Note Liens on the Collateral will terminate and be discharged automatically:
     (i) upon satisfaction and discharge of this Indenture as set forth under Article 13 hereof;
     (ii) upon a Legal Defeasance or Covenant Defeasance of the Notes under this Indenture as set forth under Article 9 hereof;
     (iii) upon payment in full and discharge of all Notes Outstanding under this Indenture and all Note Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;
     (iv) in whole or in part, with the consent of the Holders in accordance with the provisions of this Indenture described under Article 10 hereof; or
     (v) to the extent not otherwise terminated and discharged, with respect to any asset that is or becomes an Excluded Asset.
          (c) No Collateral shall be released from the Liens and security interest created by the Collateral Agreements pursuant to the provisions of the Collateral Agreements unless (i) there shall have been delivered to the Collateral Agent the Officer’s Certificate and Opinion of Counsel required by this Section 11.04 and (ii) the Collateral Agent and the Trustee have received all documentation, if any, that may be required by the TIA. In connection with any release of Collateral, the Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company. Upon the payment in full of all Note Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee shall, at the request and sole cost and expense of the Company, deliver a certificate to the Collateral Agent stating that such Note Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Agreements.

          (d) At any time after the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Collateral Agreements shall be effective as against the Holders.
          (e) The release of any Collateral from the terms of this Indenture and the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company shall cause the provisions of TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Agreements and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Agreements to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.
     SECTION 11.05. Certificates of the Company.
          The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to any Collateral Agreements, (i) all documents required by TIA §314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d). The Trustee may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.
     SECTION 11.06. Certificates of the Trustee.
          In the event that the Company wishes to release Collateral in accordance with the Collateral Agreements and has delivered the certificates and documents required by the Collateral Agreements and Sections 11.03 and 11.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.05 hereof, shall deliver a certificate to the Collateral Agent setting forth such determination.
     SECTION 11.07. Authorization of Actions to Be Taken by the Trustee Under the Collateral Agreements.
          Subject to the provisions of Section 8.01 and 8.02 hereof, and to the Collateral Agreements, each of the Trustee or the Collateral Agent may, and shall, at the written direction of Holders of a majority in aggregate principal amount of the then Outstanding Notes, on behalf of the Holders, take all actions it deems or the Holders deem, as applicable, necessary or appropriate in order to (1) enforce any of the terms of the Collateral Agreements and (2) after the occurrence and during the continuance of an Event of Default, collect and receive any and all amounts payable in respect of the Collateral in respect of the Obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Agreements, the Trustee and the Collateral Agent shall each have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Agreements, or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Collateral Agent or the Trustee).
     SECTION 11.08. Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.
          The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agreements, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

     SECTION 11.09. Relative Rights.
          Nothing in the Note Documents will:
     (1) impair, as between the Company and the Holders, the Company’s obligations to pay the principal of, premium, if any, and interest on, the Notes in accordance with the terms of the Notes or any of the Company’s other obligations or any Guarantor’s obligations;
     (2) affect the relative rights of Holders as against any of the Company’s or the Guarantors’ other creditors (other than the Senior Lenders and the Second Lien Holders);
     (3) restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreement);
     (4) restrict or prevent any Holder, the Trustee or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreement; or
     (5) restrict or prevent any Holder, the Trustee or the Collateral Agent from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the Intercreditor Agreement.
     SECTION 11.10. Limitation on Duty of Trustee and Collateral Agent as to Collateral; Indemnification.
          (a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for the filing, form or content of any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its or their possession if the Collateral is accorded treatment substantially equal to that which it or they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.
          (b) Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Note Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its or their part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, as applicable, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Note Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
          (c) The Company shall indemnify the Collateral Agent as set forth in the Collateral Agreements.

Article 12
Note Guarantees
     SECTION 12.01. Guarantee.
          Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee (including all Additional Notes) and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on the overdue principal of and premium and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Article 7 hereof. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
          The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. To the extent permitted by applicable law, each Guarantor hereby waives and relinquishes diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and hereby covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
          If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid directly or indirectly by the Company or any Guarantors to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
          To the extent permitted by applicable law, each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, to the extent permitted by applicable law (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
     SECTION 12.02. Limitation on Guarantor Liability.
          Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
     SECTION 12.03. Execution and Delivery of Note Guarantee.
          To evidence the Note Guarantee set forth in Section 12.01 hereof, each Guarantor agrees that a notation of such Note Guarantee substantially in the form of Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
          Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
          If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.
          The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
          In the event that the Company or any of its Restricted Subsidiaries designates, creates or acquires any Restricted Subsidiary after the date of this Indenture, if required by Section 5.18 hereof, the Company and the Guarantors will cause such Restricted Subsidiary to comply with the provisions of Section 5.18 hereof and this Article 12, to the extent applicable.
     SECTION 12.04. Releases Following Sale of Assets.
          In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall automatically be released and relieved of any obligations under its Note Guarantee; provided, however, that such sale or other disposition (including by way of merger, consolidation or otherwise) shall be made in compliance with the provisions of this Indenture applicable thereto, including Section 5.10 and Article 6 hereof. Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including Section 5.10 and Article 6 hereof and that the Trustee is permitted to release the Guarantor from its obligations under its Note Guarantee, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.
          Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.
          Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.
     SECTION 12.05. Contribution.
          In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor. The preceding sentence shall in no way affect the rights of the Holders of Notes to the benefits of this Indenture, the Notes or the Guarantees.
     SECTION 12.06. Waiver of Stay, Extension or Usury Laws.
          Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Guarantee; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
     SECTION 12.07. No Set-Off.
          Each payment to be made by a Guarantor hereunder or under a Guarantee shall be made in U.S. dollars without set-off, counterclaim, reduction, or diminution of any kind or nature.
     SECTION 12.08. Guarantee Obligations Continuing.
          The obligations of each Guarantor hereunder and under each Guarantee shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee and Collateral Agent suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee and the Collateral Agent the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee or the Collateral Agent on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.
     SECTION 12.09. Dealing with the Company and Others.
          The Holders and the Trustee (subject to the other provisions of this Indenture) may, and the Collateral Agent may, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor:
     (a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;
     (b) take or abstain from taking security or Collateral from the Company or any other Person or from perfecting security or Collateral of the Company or any other Person;
     (c) release, discharge, compromise, realize, enforce, or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all Collateral, mortgages, or other security given by the Company or any other Person with respect to the obligations or matters contemplated by this Indenture, the Notes, or any other Indenture Document or any other obligation;
     (d) accept compromises or arrangements from the Company or any other Person;
     (e) apply all monies at any time received from the Company or any other Person or from any security upon such part of the obligations guaranteed hereunder or other obligations hereunder of the Guarantor as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and otherwise deal with, or waive or modify their right to deal with, the

Company and all other Persons and any security as the Holders or the Trustee or Collateral Agent may see fit.
Article 13
Satisfaction and Discharge
     SECTION 13.01. Satisfaction and Discharge.
          This Indenture will be satisfied and discharged and will cease to be of further effect (except as to surviving rights of registration, conversion or exchange of the Notes, as expressly provided for in this Indenture), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging such satisfaction and discharge of this Indenture and the Collateral Agreements, as to all Notes issued hereunder, when:
     (1) either:
     A. all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     B. all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, interest and premium, if any, to the date of maturity or redemption;
     (2) no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which is to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the Collateral Agreements) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes and the Note Guarantees; and
     (4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.
          In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
          Nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
          Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the provisions of Section 13.02 and Section 9.06 hereof shall survive. Further, the Collateral will be released from the Lien securing the Notes, as provided under

Section 11.04 hereof, upon a satisfaction and discharge in accordance with the provisions described in this Section 13.01.
     SECTION 13.02. Application of Trust Money.
          Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
          If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
Article 14
Miscellaneous
     SECTION 14.01. Trust Indenture Act Controls.
          If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control. If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.
     SECTION 14.02. Notices.
          Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company and/or any Guarantor:
Wellman Holdings, Inc.
Fax:
Attention:
With a copy (which shall not constitute notice) to:

Fax:
Attention:

If to the Trustee and/or Collateral Agent:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Fax:
Attention:
          The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.
          All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
          Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent such mailing is required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
          If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
          If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
          Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
          Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.
     SECTION 14.03. Communication by Holders of Notes with Other Holders of Notes.
          Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
     SECTION 14.04. Certificate and Opinion as to Conditions Precedent.
          Upon any request or application by the Company or a Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor shall furnish to the Trustee:
          (a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

          (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
          In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
          Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
          Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
     SECTION 14.05. Statements Required in Certificate or Opinion.
          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall comply with the provisions of TIA § 314(e) and shall include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
     SECTION 14.06. Rules by Trustee and Agents.
          The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
     SECTION 14.07. No Personal Liability of Directors, Officers, Employees and Stockholders.
          No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees, this Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

     SECTION 14.08. Governing Law.
          THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     SECTION 14.09. No Adverse Interpretation of Other Agreements.
          This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
     SECTION 14.10. Successors.
          All agreements of the Company in this Indenture and the Collateral Agreements and the Notes shall bind its successors. All agreements of the Trustee in this Indenture and the Collateral Agreements shall bind its successors. All agreements of each Guarantor in this Indenture and the Collateral Agreements shall bind its successors, except as otherwise provided by Section 12.04.
     SECTION 14.11. Severability.
          In case any provision in this Indenture, the Notes or a Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 14.12. Counterpart Originals.
          The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 14.13. Benefit of Indenture.
          Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors and assigns hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.
     SECTION 14.14. Table of Contents, Headings, etc.
          The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 14.15. Language of Notices.
          Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.
[Signatures on following page]

          IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

WELLMAN HOLDINGS, INC.
By:
Name:
Title:

[GUARANTORS]
By:
Name:
Title:

WILMINGTON TRUST COMPANY, as Trustee
By:
Name:
Title:

WILMINGTON TRUST COMPANY, as Collateral Agent
By:
Name:
Title:
Signature Page to Indenture